As filed with the Securities and Exchange Commission on December 6, 1999
                                                      Registration No. 333-79357
================================================================================



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                   FORM S-1/A
                               FIFTH AMENDMENT TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
                         (Name of issuer in its charter)
                                 ---------------
Nevada                                  7379                          84-1370590
(State of incorporation)    (Primary Standard Industrial       (I.R.S. Employer
                             Classification Code Number)     Identification No.)


                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ----------------
                                 Kenneth W. Bell
                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
            (Name, Address and telephone number of agent for service)
                                ----------------
                                   Copies to:

                            Scott R. Carpenter, Esq.
                             Parsons Behle & Latimer
                        201 South Main Street, Suite 1800
                           Salt Lake City, Utah 84111
                                 (801) 532-1234

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

We hereby amend this registration statement on such a date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                         SUBJECT TO COMPLETION, DATED DECEMBER 6, 1999
--------------------------------------------------------------------------------


The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              WORDCRUNCHER INTERNET
                               TECHNOLOGIES, INC.
                              a Nevada corporation

                        2,689,447 shares of common stock
                                $0.001 per share




         This is a public offering of 2,689,447 shares of the common stock of WordCruncher Internet Technologies, Inc. All of the shares being offered, when sold, will be sold by certain selling stockholders as identified in this prospectus. We will not receive any of the proceeds from the sale of the shares. However, we will receive proceeds from the exercise of warrants which can be exercised by certain of the selling stockholders. Our common stock is currently traded over the counter under the symbol "WCTI." The last reported sales price of the common stock on that market on December 3, 1999 was $3.69 per share. We have submitted an application to list our common stock on the NASDAQ System under the symbol "WCTI."


                            _________________________


Investing in the shares involves certain risks. See "Risk Factors" beginning on page 7.

                            _________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            _________________________



                                DECEMBER 6, 1999

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of the prospectus or any sale of the shares.


                                Table of Contents
                                                                            Page
Prospectus Summary.............................................................3
Risk Factors...................................................................7
Transactions Effected in Connection With the Offering.........................12
Use of Proceeds...............................................................13
Price Range of Common Stock and Shares Eligible for Future Sale...............13
Capitalization................................................................14
Dividend Policy...............................................................14
Selected Financial Data.......................................................14
Management's Discussion and Analysis of
    Financial Condition and Results of Operation..............................15
Business......................................................................21
Management....................................................................28
Principal and Selling Stockholders............................................31
Certain Relationships and Related Transactions................................33
Changes In and Disagreements With Accountants.................................34
Interest of Named Experts and Counsel.........................................34
Plan of Distribution..........................................................34
Description of Capital Stock..................................................36
Commission's Position on Indemnification for Securities Act Liabilities.......39
Index to Financial Statements.................................................40


                            _________________________

         We own or have the rights to trademarks or trade names that we use in connection with the sale and marketing of our products and services, including the "WordCruncher" and "Spyhop" trademarks. This prospectus may also include references to trademarks of other companies.

                                     SUMMARY

         Because this is only a summary of the information contained in this prospectus, it does not contain all of the information that may be important to you in your investment decision to acquire the shares. You should read this entire prospectus carefully, especially the section entitled "Risk Factors" and the financial statements and notes, before deciding to invest in the shares.

                                  Our Business

         Our company is a development stage company. We are developing and intend to market a next-generation focused Internet site for business professionals under the tradename "Spyhop". Our site uses a directory structure and search capability that allows our users to find pertinent, quality content and information included in our database. We intend to focus our Spyhop promotional efforts on the business researcher and professional user segments of the Internet. Our product is currently under development and is unavailable for sale or license.

         In February 1997, we purchased an exclusive, worldwide license to market, modify and develop a portion of our core technology from a private university. That technology had been used by researchers for more than 10 years. Since then, we have modified and enhanced its capabilities by combining it with other proprietary technology in a manner that will allow it to be used on data systems that are capable of communicating with the millions of computers comprising the Internet. We have also refined its search and display capabilities.

         We have tested Spyhop on an Internet beta site, but we do not expect to launch its production use until the first quarter of 2000. Based on our beta test results, however, we believe Spyhop provides an effective method for quickly sifting through large amounts of data on the Internet and private data networks for relevant information.

                                   Our Market

         We believe Spyhop can be used for data searching, retrieval and indexing on both private data networks and the Internet, but believe that it will be used primarily by consumers on the Internet. Our research tells us that 37 million business professionals are currently connected to the Internet in the United States, either through their business or home computers. We intend to market Spyhop initially to specialized segments of Internet users, including business researchers and professionals, and then to private data network users.

         The Internet is an interactive worldwide network of computers and data systems that allows users to retrieve data, purchase products, send and receive communications and purchase or provide services. The Internet is based on a technology platform that allows computers in various locations and of various makes to communicate with one another. The Internet's use has grown substantially since it was first commercially introduced in the early 1990s. International Data Corporation estimates that Internet users will grow from approximately 35 million in 1996 to approximately 160 million by 2000. The increase in the number of users has resulted in a rapid increase in the numbers of advertisers, products and services on the Internet. For example, Jupiter Communications estimates that advertisers spent approximately $340 million on Internet and online advertising in 1996, and that Internet and online advertising will grow to approximately $5 billion by the year 2000.

         The use of intranets has also dramatically increased in recent years. Corporations, universities and other large organizations have recently begun to create large networks of interconnected computer networks to allow employees, researchers and other parties access to private data. Many of these intranets have adopted or use Internet standards, which allow their users to obtain data and information from the Internet as well as from the organization's private data cache. A July 1996 survey of fifty Fortune 1000 companies reported that 64% of the entities responding to the survey were currently using intranets, and that another 32% were building them.

         We believe the rapid growth of the Internet and private data networks and, especially, the proliferation of Internet sites, has made it increasingly challenging for consumers, content providers and advertisers to effectively reach one another. Consumers are generally challenged to quickly find the most relevant information, products and services related to a particular interest or topic. Content providers are typically challenged to differentiate their services in an increasingly crowded medium and to improve the visibility of their sites. Advertisers are challenged to more effectively deliver their messages to both general audiences and target groups.

         Many of our competitors have developed products, including portals, which they believe make the task of finding relevant data, information, advertising or products on the Internet or private data networks easier and less time consuming. These portals generally return a list of web sites, based on search parameters, that contain limited extracts or descriptions of the web sites. They can answer search inquires with lists of potential documents that contain several thousand results, with little or no input as to which results are relevant. As a result, Internet and private data networks users generally spend substantial time searching through the list of the web sites presented to find out which web sites are relevant to their particular inquiry. This generally requires the user to call up the referenced page and either visually scan it or conduct another page search to find the specific information in question.

                             The Company's Solution

         Spyhop is a business Internet site designed to provide fast and focused information for business people. The centerpiece of the Spyhop business portal is a search function that provides flexible query and retrieval capabilities, and which draws on a proprietary database of web resources targeted to business users. In addition to simple queries such as "internet and retail," Spyhop supports complex queries that locate words close to each other and ranks the match of the retrieved documents according to a complex formula. Search results show hits in context, where keywords are highlighted in the passage of text from the documents that most closely matches the user's query. Results may be sorted according to criteria requested by the user, and may be e-mailed or filed for further reference. Our business portal will also support other standard business functions such as e-mail, fax capabilities, travel planning and financial services.

         Spyhop takes search result data and organizes it in terms that are familiar to the average person - such as a modified table of contents or an index. Spyhop can also sort, analyze, and manipulate search results to make it easier to find what the user is looking for. This conceptual "bridge building" is especially useful for new Internet users who are not generally familiar with the limitations of existing portals.

         Spyhop assists users in quickly zeroing in on sites and pages that contain needed, relevant information by allowing users to analyze the context of the search term in the document. This function also allows users to construct a search request that avoids getting too many responses to a search that was ambiguously phrased.

                                  The Offering

Total number of shares of common stock  to be
     offered by the selling stockholders................2,689,447
Common stock outstanding after the offering............13,438,449
Common stock owned by the selling
     stockholders after the offering...................5,206,524
Use of proceeds........................................We will not receive any proceeds from the sale of
                                                       the shares.  See "Use of
                                                       Proceeds."
Proposed NASDAQ symbol................................ "WCTI"

     The information set forth above assumes the conversion of outstanding Series A Preferred Stock into 624,999 shares and the exercise of the warrants we issued in connection with the Series A Preferred Stock for 307,449 shares. We are required to register for the holders of the Series A Preferred Stock two times the number of shares of common stock they can acquire on conversion of their Series A Preferred Stock plus the number of shares of common stock they can acquire under the warrants they hold.

         Our calculation of the number of shares of common stock issued and outstanding is based on 11,881,002 shares of common stock outstanding as of September 30, 1999, but excludes approximately 440,000 shares of common stock subject to outstanding options granted under employee stock options, of which 111,833 were exercisable as of September 30, 1999, and excludes warrants to acquire up to 200,000 shares of common stock, at $5 per share, we have issued to a third party for services. That party has earned warrants to acquire 150,000 shares of common stock as of September 30, 1999. The information set forth above also assumes that 307,449 shares are issuable as of September 30, 1999, upon the exercise of warrants that were issued in connection with the sale of our Series A Preferred Stock, and the conversion by certain of the selling stockholders of outstanding shares of Series A Preferred Stock into 624,999 common shares. The number of shares issuable on conversion of the Series A Preferred Stock is subject to adjustment. See "Description of Capital Stock-Preferred Shares." We are required to register under this prospectus for the benefit of the holders of the Series A Preferred Stock two times the number of shares of common stock they can acquire on conversion of their Series A Preferred stock plus the number of shares of common stock they can acquire under the warrants they hold. However, that number of shares is the greatest number of shares we may be required to register for the Series A Preferred Stock and warrant holders, and the actual number of shares we issue to them may be smaller. The actual number of shares of common stock issuable to the holders of the Series A Preferred Stock, upon its conversion, and in the event of the exercise of these outstanding warrants, as of September 30, 1999, was 1,189,227 shares, consisting of 624,999 shares from the assumed conversion of the Series A Preferred Stock and 307,449 shares from the exercise of the Warrants and 256,779 shares from the July reset period. See "Description of Capital Stock."

                                             Summary and Operating Data

                                           (a Development Stage Company)
                                                                                             Interim Period
                                                        Year Ended December 31,            Ended September 30,
                                                          1998            1997            1999             1998
                                                     -------------   -------------   -------------    -------------
Statement of Operations Data:
Revenues.........................................    $     82,678   $      24,484    $     22,499     $     77,640
   Cost of sales & royalties.....................          15,864             806          26,400            1,243
                                                     -------------   -------------   -------------    -------------
Gross Profit (loss)                                        66,814          23,678          (3,900)          76,397

Operating costs & expenses:
   Research & development........................         266,563         126,281         477,347           32,690
   Sales & marketing.............................          34,554           5,274         556,567                -
   General & administrative......................         217,318         206,874         668,828          133,685
   Depreciation & amortization...................          10,406           6,419          80,948            7,543
   Warrants & stock compensation expense
   Amortization..................................               -               -         710,583                -
                                                     -------------   -------------   -------------    -------------
Total operating expense..........................         528,841         344,848       2,494,274          173,918
                                                     -------------   -------------   -------------    -------------

Operating Loss...................................        (462,027)       (321,170)     (2,498,175)         (97,521)
Other income and (expense), net..................         (20,882)        (14,048)        154,867          (17,600)
                                                     -------------   -------------   -------------    -------------
Loss before income taxes.........................        (482,909)       (335,218)     (2,343,308)        (115,120)
Provision for income taxes.......................               -               -               -                -
                                                     -------------   -------------   -------------    -------------
Net loss.........................................        (482,909)       (335,218)     (2,343,308)        (115,120)

Deduction for dividends and accretion............               -               -      (6,239,007)                -
                                                     -------------   -------------   -------------    -------------
Net loss attributable to common stockholders         $   (482,909)   $   (335,218)   $ (8,582,314)     $  (115,120)

Basic and diluted loss per common share:
   Basic loss per common share...................    $      (0.08)   $      (0.61)   $     (0.723)     $    (0.030)
   Diluted loss per common share.................           (0.08)          (0.61)         (0.723)          (0.030)

Weighted average outstanding shares..............       6,100,679         545,535      11,877,647        3,827,886

                                                     September 30, 1999
                                                          Actual
                                                     ------------------
Balance Sheet Data:
Cash and cash equivalents........................       4,060,802
Total assets.....................................       4,830,919
Long term liabilities, including current portion.          15,209
Deficit accumulated during development stage.....      (9,400,442)
Total Stockholders' Equity.......................       4,716,710

                                  RISK FACTORS

         We have a limited operating history and little historical information by which to value the shares. Although we anticipate our operating revenue will increase in the future, we cannot guarantee that our revenues will exceed our operating expenses. We incorporated in 1996 and purchased the license to develop and market the basic Spyhop technology in February 1997. We only recently completed our beta testing of Spyhop on our web site and do not anticipate putting it into commercial use until the first quarter of 2000. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history.

         Spyhop is still being developed and is not currently available for sale or license. We are a development stage company. We are continuing to develop our products, none of which are immediately available for use by our customers. While we believe that Spyhop will be marketed in the first quarter of 2000, we cannot be certain that we will be able to introduce it to the marketplace by that time or that it will be accepted by the market at any time.

         We have consistently incurred losses since our formation and may never be profitable. During 1997 and 1998, we incurred losses of $335,218 and $482,909, respectively, and during the first nine months of 1999, we incurred an additional loss of $2,343,308 before the deduction for dividends and accretion. We have not been profitable and expect to continue to incur losses for the foreseeable future. We have financed our operations and business through the sale of our common stock and Series A Preferred Stock and through the issuance of notes. We have not been able to fund our business through the revenue we have generated and there can be no assurance that we will be able to do so in the near future.

         Our quarterly results could fluctuate and are difficult to forecast in valuing the shares. We have consistently had losses since our formation. Our quarterly operating results in the future may vary significantly, depending on factors such as revenue from our advertising sales and software license fees, the timing of our new product and service announcements and launches, market acceptance of new and enhanced versions of Spyhop and related products, if any, changes in our operating expenses, changes in our business strategy, and general economic factors. We have limited or no control over many of these factors. Our quarterly revenues will also be difficult to forecast because the markets for our products and services are evolving and our revenues in any period could be significantly affected by new product announcements and product launches by our competitors, as well as by alternative technologies. We believe period-to-period comparisons of our results of operations will not necessarily be meaningful for the foreseeable future.

         Our industry is subject to rapid technological change, and we may not be able to keep up. Internet industries change rapidly. Our operating results will depend to a significant extent on our ability to successfully introduce our products and improve Spyhop. Accordingly, our ability to compete successfully in our markets will depend on a number of factors, including our ability to identify emerging target markets, identify emerging technological trends within those markets, develop and maintain competitive products, enhance our products by adding innovative features that differentiate them from our competitor's products, bring products to market on a timely basis at competitive prices and respond effectively to new technological changes or new product announcements by others. We believe we will need to make continuing significant expenditures for research and development in the future. We may not be able to successfully develop new products or, if we do, those products may not be accepted by the market.

         We are subject to intense competition and our competitors may have significant advantages over us. The development and marketing of search engines and Internet portals is extremely competitive. Many of our competitors have competitive advantages, including established positions in the market, brand name recognition, greater financial, technical, marketing and managerial resources, and established strategic alliances. Further, our competitors may succeed in developing products or technologies that are more effective than ours, or that make our products and technologies obsolete.

         We are controlled by our executive officers and directors and our other shareholders may not have great influence over our business. Our executive officers and directors beneficially own approximately 45.2% of the common stock. After this offering, they will continue to own over 34.1% of the common stock, even assuming the sale of all the shares. As a result they will have substantial influence over our operations and on the outcome of matters submitted to our stockholders for approval. In addition, their ownership of such a large portion of the common stock could discourage the purchase of our common stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of our stock.

         We depend on patents and proprietary rights which are not always secure and the loss of which may significantly harm us. Our ability to compete effectively in our markets will depend, in part, on our ability to protect the proprietary nature of the Spyhop technology through a combination of patents, licenses and trade secrets. Competition in our markets is intense and our competitors may independently develop or obtain patents on technologies that are substantially equivalent or superior to Spyhop. We could incur substantial costs in defending patent infringement lawsuits brought by others and in prosecuting patent infringement lawsuits against third parties.

         A portion of our basic proprietary technology is based on an exclusive, worldwide license to a patent that was issued to a university. Our success depends in part on the continued validity of that patent and, if we or the university fail to prosecute or maintain that patent, our business could be damaged. Further, that patent, or patent applications or continuances we file in the future, could be challenged, invalidated or circumvented by our competitors. Patents can also fail to provide meaningful competitive advantages. For example, another company could develop a search engine technology that provides search results similar to Spyhop search results without infringing on the university patent. If the university from which we license our patent rights fails to defend the rights under its patent but we decide to take up the defense, we would be responsible for those patent litigation costs. If we were to become involved in a dispute regarding our intellectual property, we might have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine who had the claimed rights first. We could be forced to seek a judicial determination concerning the rights in question. These types of proceedings can be costly and time consuming, and we may not prevail. If we did not prevail, we could be forced to pay significant damages, be forced to obtain a license to the technology in question or stop marketing a certain product.

         Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the proprietary rights of others and may be liable for our infringement, which could cost us significant amounts. We are not aware of any third party intellectual property rights which would prevent our use of Spyhop, although rights of that type may exist. If we infringe on the intellectual property of another party, we could be forced to seek a license to those intellectual property rights or alter our products or processes so they no longer infringe on the rights of the third party. If we are required to obtain a license to another party's proprietary rights, that license could be expensive, if we could obtain it at all.

         We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on confidential information to maintain our competitive position, other parties may independently develop the same or similar information. We attempt to protect our trade secrets and proprietary knowledge in part through confidentiality agreements with our employees and collaborators. These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of that information. If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products. Those products will not necessarily become our property, but may remain the property of those persons. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Our failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on our business, financial position and results of operations.

         We will need significant additional capital, which we may not be able to obtain, to fund our business. Based on our current expenditure rate, we believe we will need additional financing by the middle of 2000, and that we will need a total of between $25 million and $30 million in new capital by 2001 to develop Spyhop and introduce it to the market. Therefore, the success of our business strategy will be dependent on our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We have no external source of financing and we have not received any commitment for any funds we may need in the future. We may not be able to obtain funds on acceptable terms. If we fail to obtain funds on acceptable terms, we may be forced to delay or abandon some or all of our business plans, which could have a material adverse effect. If we are unable to obtain additional capital, we also may not have sufficient working capital to finance acquisitions, pursue business opportunities or develop products. If we borrow money, we could be forced to use a large portion of our cash reserves to repay it, including interest. If we issue our securities for capital, your interest and the interests of the other then-current shareholders could be diluted.

         Our products are complex and may contain errors which may discourage their use. Spyhop is complex and may contain errors, defects and "bugs." We have detected those kinds of errors, defects and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we discover in the future may require us to make significant expenditures of capital and other resources. Despite our continuing tests, users may find errors or defects in Spyhop which could cause additional development costs or result in delays in, or loss of, Spyhop market acceptance.

         Our stock price may be volatile. In recent years the stock market in general, and the market for shares of high technology companies in particular, have experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock has been and may be subject to extreme fluctuations in response to business-related issues such as quarterly variations in operating results, or announcements of our new products or our competitors. In addition, the trading price of our common stock has been and may be subject to fluctuations in response to stock market-related influences such as changes in analysts' estimates, the presence or absence of short-selling of our common stock and events affecting other companies that the market deems to be comparable to us.

         We may have problems as a result of the year 2000 issue, including a possible shut-down of Spyhop. We rely on computer systems, applications and devices in operating and monitoring all of the major aspects of our business, including financial systems, customer service, networks and telecommunications equipment and end products. Also, we provide our services and products over the Internet, which is a computer-based industry. Even if our internal systems are not materially affected by the year 2000 issue, we could be affected by disruptions in the operation of the persons and entities with which we interact or year 2000 disruptions that affect our customers. Despite our efforts to address the impact of year 2000 on our internal systems and operations, we may suffer a material disruption of our business, which could have a material adverse effect on our financial condition and results of our operations.

         This prospectus contains forward-looking statements which may in the future prove to be wrong. The information contained in this prospectus includes information based on trends or other forward-looking statements that involve a number of assumptions, risks and uncertainties. The actual results of our operations could differ materially from our historical results of operations and those discussed in the forward-looking statements. The forward-looking statements are based on our management's beliefs, as well as assumptions they have made based on currently available information. Words such as "anticipate," "believe," "estimate," "plan," "expect," "intend" and words or phrases of similar import, as they relate to us or our management, are intended to identify forward-looking statements. The forward-looking statements should be read in light of these factors and the factors identified elsewhere in this prospectus.

         The future sale of our common stock could pose investment risks, including dilution of the shares. The market price of our common stock could drop as a result of sales of the common stock, including the shares, in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. There will be a total of 13,438,449 shares of common stock outstanding immediately after this offering, assuming the sale of all the shares, and also assuming no exercise of outstanding options or warrants other than the warrants issued in connection with the Series A Preferred Stock. The shares registered hereunder will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our officers, directors and shareholders owning 10% or more of our common shares. We also have 4.5 million shares of common stock outstanding that are freely transferrable without registration under the Securities Act, except for any of those shares purchased by our officers, directors, and shareholders owning 10% or more of our common shares. The remaining shares of common stock outstanding are securities which are not freely tradable and have restrictions on their transfer. The restricted shares may be sold in the future without further registration under the Securities Act to the extent such sales are permitted by Rule 144 or any other exemption under the federal securities laws. See "Price Range of Common Stock and Shares Eligible for Future Sale" and "Plan of Distribution."

         We have a short market history and there is little historical information by which to value the shares. There has not been a large public market for our equity securities, although our common stock has traded on the over-the-counter market since July 1998. See the section entitled "Price Range of Common Stock and Shares Eligible for Future Sales," which describes the high and low actual sales prices of our common stock during certain periods. We have applied for listing on the NASDAQ system, which we believe will provide our stockholders with a more organized, efficient and broader market for our stock than the over-the-counter market. If our application with NASDAQ is not approved, our shareholders and potential investors will be limited to effecting market transfers of our stock on the over-the-counter market. We do not know the extent to which investor interest in our stock will lead to the development of a more substantial and active trading market or how liquid that market might be. The offering price for the shares was determined by the selling stockholders. You may not be able to resell your shares at or above the price you pay for your shares.

         We have an unproven product and we operate in a developing market which may not accept our products. Spyhop is based on search engine technology which has been used for over 10 years. However, if Spyhop does not achieve significant market acceptance and usage, our business, results of operations and financial condition could be materially and adversely affected. We have refined the basic Spyhop technology by adding additional functions and recently concluded a beta test of Spyhop on our web site. We are modifying Spyhop in light of those test results. Our success will depend largely on our ability to refine and continue to develop Spyhop and other products. See "Business - Spyhop Markets."

         The primary markets for Spyhop have only recently begun to develop and are rapidly evolving. As is typical of new and rapidly evolving industries, demand for, and market acceptance of, products and services that have been released recently or that are planned for future release are subject to a high level of uncertainty. If the markets for Spyhop fail to develop, develop more slowly than we expect, or become saturated with products of other competitors, or if Spyhop does not achieve market acceptance, our business, results of operations and financial condition could suffer.

         Our markets are highly dependent on the use of the Internet. A number of critical issues concerning the commercial use of the Internet, including security, reliability, capacity, costs, ease of use, access, quality of service and acceptance of advertising remain unresolved and may retard the growth of the Internet for commercial applications.

         We are dependent on the continued adoption of private data networks, the failure of which may harm our business. In addition to providing services over the Internet, we intend to provide or license Spyhop for use on private data networks systems. Therefore, we will be dependent on the development of those systems. Those systems may not be adopted by large numbers of organizations, and the organizations adopting them may not want users to communicate over those systems. Our products may not appeal to organizations that use private data networks.

         We will need to carefully manage our growth, but may not be able to do so effectively. We hope and expect to grow rapidly, both in the rate of our sales and operations and the number and complexity of our products, product distribution channels, and product development activities. Several members of our key management team only recently joined us. See "Management." Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical and financial resources and increase demands on our internal management systems, procedures and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

         We will be dependent upon value added links, but may not be able to obtain them. We intend to establish value added links with leading Internet content providers to allow their users to use Spyhop without leaving the content provider's web site. We expect to derive revenue from these value added links and to increase Spyhop brand recognition among users through such relationships. Our success in establishing Spyhop as a recognized brand name and achieving its acceptance in the market will depend in part on our ability to establish and maintain value added links. See "Business."

         We may be subject to capacity constraints and system failures, which may discourage our customers' use of Spyhop. A key element of our marketing strategy is to make Spyhop available at no cost to users of the Internet through our own web site. Accordingly, Spyhop's performance will be critical to our ability to establish the Spyhop brand name. Increases in the volume of searches conducted using Spyhop could strain our system capacity, which could lead to slower response times or complete system failures. In addition, if the number of Internet users increases, Spyhop may not be able to be scaled appropriately. We will likely be required to make certain performance and support commitments in our value added link agreements and if we fail to meet the commitments, those agreements could be terminated or we could be liable for damages. We will also be dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment that we use to operate our web site and for Internet access. The servers and other hardware equipment will be vulnerable to damages from fire, earthquake, power loss, telecommunications failures and similar events. Our business operations may also be vulnerable to computer viruses, break-ins and similar disruptive problems. See "Business."

         We may be subject to increased regulations and we may have liability for information retrieved from the Internet. Other than laws and regulations applicable to businesses generally, there are currently few laws and regulations expressly applicable to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to the issues such as user privacy, pricing and characteristics, and content and quality of products and services. For example, we may be subject to the
provisions   of  the   Communications   Decency  Act,   which  if  found  to  be
constitutional, could expose us to substantial liability. The adoption of any such laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. Those laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers even when they have no physical presence in the state. There is currently a three-year moratorium on taxing Internet commerce which was imposed by the federal government. We cannot predict what effect the lapse of the moratorium period will have on our business operations. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online services for defamation, negligence, copyright or trademark infringement or under other theories with respect to materials disseminated through those services. We will maintain a web site to which users can upload materials, so we may be subject to similar claims.

         We may be subject to risks associated with global operations, which we may not be adequately protected against. Spyhop has multi-language capability. We have not concentrated on developing that function, but we believe we could do so in the future. As a result, we could derive substantial portions of our revenues from customers outside the United States. Our ability to expand products and services internationally would be limited by the general acceptance of the Internet and intranets in other countries. In addition, international operations are subject to a number of risks, including costs of localizing products and services for international markets, dependence on independent resellers, multiple and conflicting regulations regarding communications, restrictions on use of data and internet access, longer payment cycles, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burden of complying with a variety of laws outside the United States, the impact of possible recessionary environments and economies outside the United States and political and economic instability. Furthermore, we expect that our export sales would be denominated predominately in United States dollars. Therefore, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and potentially less competitive in international markets.

         None of our common shareholders is subject to a lock-up and they may immediately sell their stock, which may depress our stock price. Our current common stockholders have not entered into any agreements which restrict their ability to sell or otherwise dispose of their common stock. As a result, our stockholders will be able to sell any and all of their shares of common stock, subject only to applicable federal securities laws. Sales and distributions of substantial amounts of common stock in the public market, whether by reason of this prospectus or by the same or other shareholders, could adversely effect the prevailing market prices for our securities. See "Price Range of Common Stock and Shares Eligible for Future Sale."

         An investment in the shares is very risky. You should carefully consider the preceding risks in addition to the information contained in the remainder of this prospectus before purchasing the shares. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described above, may cause actual results to differ materially from anticipated results.

              TRANSACTIONS EFFECTED IN CONNECTION WITH THE OFFERING

         In February 1999, we entered into a purchase agreement with eight accredited investors relating to the purchase by those investors of up to $15 million of our newly designated Series A Convertible Preferred Stock. In March 1999, the parties completed the purchase and sale of 6,300 shares of our Series A Preferred Stock for $6,300,000. The Series A Preferred Stock is convertible into the number of shares of common stock equal to the dollar amount of the Series A Preferred Stock divided by $10.08, or a total of 624,999 shares. The holders of the Series A Preferred Stock are entitled to receive additional shares of common stock based on the trading price of the common stock at certain preset times and, on July 28, 1999, were eligible to receive an additional 256,779 common shares, and as of October 20, 1999, were eligible to receive an additional 318,088 common shares based on the average price of our common stock between October 6 and October 19, 1999. In connection with the transaction, the investors also acquired warrants which will permit them to purchase 307,449 additional shares of common stock through February 2004 at weighted average exercise prices ranging from $28.25 to $40.71 per share. See "Description of Capital Stock."

         In connection with the investors' purchase of the Series A Preferred Stock, we granted those investors certain registration rights. Under the terms of those rights, we are required to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission which will register not less than twice the number of shares of common stock which would be required for the conversion of the Series A Preferred Stock held by those investors if that stock were converted on the trading date immediately preceding the filing of the registration statement. We are also required to register the number of shares of common stock required for exercise of all the warrants issued in connection with the sale of the Series A Preferred Stock. The number of shares of common stock issuable on conversion of the outstanding Series A Preferred Stock as of September 30, 1999 was 624,999 shares and the number of shares of common stock issuable on the exercise of the warrants as of that date was 307,449 shares, so the total number of shares of common stock we are registering for the holders of the Series A Preferred Stock and the warrants hereunder is 1,557,447 shares of common stock, calculated by taking the 624,999 shares times 2, plus 307,449 shares.

                                 USE OF PROCEEDS

         We are registering the shares for the benefit of the selling stockholders and the selling stockholders will sell the shares from time to time under this prospectus. Other than the exercise price certain of the selling stockholders pay to exercise the warrants, we will not receive any of the proceeds from the sale of the shares registered hereunder. Those selling stockholders are not obligated to exercise their warrants, and there can be no assurance they will exercise all or any of them. If they exercised all of the warrants, however, we would receive $9,591,960. We intend to use any proceeds from any exercise of the warrants for working capital needs and general corporate purposes. We will pay all of the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they incur for brokerage commissions on the sale of their shares.

         PRICE RANGE OF COMMON STOCK AND SHARES ELIGIBLE FOR FUTURE SALE

         Since July 1998, our common stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "WCTI." There were approximately 144 holders of record of our common stock and 8 holders of record of our Series A Preferred Stock as of September 30, 1999. Standard Registrar and Transfer Company, Inc. currently, acts as transfer agent and registrar for the common stock. The following table presents the range of the high and low bid prices of our common stock as reported by the Nasdaq Trading and Market Services for the fourth fiscal quarter of 1998 and the first, second and third fiscal quarters of 1999. The quotations shown below represent prices between dealers, may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions:

   Year            Quarter               High                 Low
 ----------  --------------------  ----------------  --------------------
   1998         Fourth Quarter            $ 6.81              $ 2.00

   1999         First Quarter             $36.25              $ 4.78
                Second Quarter            $ 7.81              $ 3.56
                Third Quarter             $ 6.13              $ 3.63

         Upon completion of the offering, we will have outstanding an aggregate of 13,438,449 shares of common stock. These amounts are inclusive of two times the 624,999 shares of common stock we would be obligated to issue on the conversion of the Series A Preferred Stock, and the 307,449 shares which we would be obligated to issue on the exercise of the warrants. That number is exclusive, however, of any additional common shares we will be required to issue to the holders of the Series A Preferred Stock based on changes in the price of our common shares, as measured on certain dates. See "Description of Capital Stock." In addition, we reserved for issuance 440,000 shares issuable upon exercise of outstanding options, of which 111,833 were exercisable as of September 30, 1999, and up to an additional 200,000 shares of common stock under warrants we are issuing to a third party for services, of which 150,000 were earned as of September 30, 1999. The shares offered hereby will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We also have 4.5 million shares of common stock that are currently freely tradable, except for such of those shares as may be acquired by our affiliates. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. None of the restricted shares held by our existing shareholders will be eligible for immediate sale in the public market under Rule 144(k).

         In  general,  under Rule 144,  as  currently  in effect,  a person,  or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale and other limitations described above.

         An employee or consultant of ours who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 1999 and as adjusted to give effect to the offering and the sale of the Series A Preferred Stock in February and March 1999, as more particularly described in the section entitled "Transactions Effected In Connection with the Offering."

                                                                       September 30, 1999
                                                                Actual                      Pro Forma
                                                              (Unaudited)                 (as adjusted)
                                                              -----------                 -------------
Long term liabilities, including accrued interest                  $3,065                       $3,065
Stockholders' equity:                                             $11,881                      $12,506
     Common stock, par value $0.001; 11,881,002
     shares issued and outstanding, actual;
     12,506,002 shares issued and outstanding,
     proforma (as adjusted)
     Series A Convertible Preferred stock, par                        $63                         $ --
     value $0.01; no shares issued and outstanding,
     actual; 6,300 shares issued and outstanding,
     proforma (as adjusted)
Additional paid-in capital                                    $16,717,174                  $16,716,612
Warrants to purchase common stock                                $258,000                     $258,000

Deficit accumulated during the development stage             $ (9,400,442)                 $(9,400,442)
Deferred compensation & professional services                $ (2,869,967)                 $(2,869,967)

Total stockholders' equity                                     $4,716,710                   $4,716,710
Total capitalization                                           $4,719,775                   $4,719,775
                                                               ==========                   ==========


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not intend to pay any cash dividends on our common stock for the foreseeable future.

                             SELECTED FINANCIAL DATA

         The financial information set forth below with respect to our statements of operations for each of the years in the three-year period ended December 31, 1998, and with respect to our balance sheets at December 31, 1996, 1997 and 1998 are derived from the financial statements included elsewhere in this prospectus that has been audited by our independent certified public accountants, Crouch, Bierwolf & Chisolm, and is qualified by reference to such financial statements and notes related thereto. The financial data for the nine month period ended September 30, 1998 and 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and, in the opinion of our management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results that we can expect for the full year. The following selected financial data should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Result of Operations".

                          (a Development Stage Company)

                                                                                             Interim Period
                                                                                            Ended September 30,
                                                        1998           1997      1996       1999         1998
                                                    ------------   ------------  ----  ------------   ------------
Revenues:
  Product Sales..................................   $    32,884    $    16,034   -0-   $     5,650    $    28,782
  Contract research revenues, royalties and
         license fees...........................         49,794          8,450   -0-        16,849         48,858
                                                    ------------   ------------  ---   ------------   ------------
      Total revenues.............................   $    82,678    $    24,484   -0-   $    22,499    $    77,640
  Cost of sales & royalties......................   $    15,864    $       806   -0-   $    26,400    $     1,243
                                                    ------------   ------------  ---   ------------   ------------
Gross Profit (loss)                                      66,814         23,678   -0-        (3,900)        76,397

Operating costs and expenses:
  Research & development.........................       266,563        126,281   -0-       477,347          32,690
  Sales & marketing..............................        34,554          5,274   -0-       556,567               -
  General & administrative.......................       217,318        206,874   -0-       668,828         133,685
  Depreciation & amortization....................        10,406          6,419   -0-        80,948           7,543
  Warrants & stock compensation expense
  Amortization...................................             -              -   -0-       710,583              -
                                                    ------------   ------------  ---   ------------   ------------
      Total operating expense....................       528,841        344,848   -0-     2,494,274        173,918
                                                    ------------   ------------  ---   ------------   ------------

Operating loss...................................      (462,027)      (321,170)  -0-    (2,498,175)       (97,521)

Other income and (expense)
  Interest income and other, net.................         7,276          3,077   -0-       158,428          5,753
  Interest expense...............................       (28,158)       (17,125)  -0-        (3,561)       (23,352)
                                                    ------------   ------------  ---   ------------   ------------
      Total other income and (expense), net......       (20,882)       (14,048)  -0-       154,867        (17,600)

Loss before income taxes.........................      (482,909)      (335,218)  -0-    (2,343,308)      (115,120)

Provision for income taxes.......................             -              -   -0-             -              -
                                                    ------------   ------------  ---   ------------   ------------

Net loss.........................................   $  (482,909)   $  (335,218)  -0-   $(2,343,308)   $  (115,120)
                                                    ============   ============  ===   ============   ============
Deduction for dividends and accretion............             -              -   -0-    (6,239,007)             -
                                                    ------------   ------------  ---   ------------   ------------
Net loss attributable to common stockholders.....   $  (482,909)   $  (335,218)  -0-   $(8,582,314)   $  (115,120)
                                                    ============   ============  ===   ============   ============

Basic and Diluted loss per common share:
Basic loss per common share......................        $(0.08)        $(0.61)  -0-       $(0.723)       $(0.030)
Diluted loss per common share....................        $(0.08)        $(0.61)  -0-       $(0.723)       $(0.030)

Weighted average outstanding shares..............     6,100,679        545,535   -0-    11,877,647      3,827,886
                                                    ============   ============  ===   ============   ============
Balance Sheet Data:
Cash and cash equivalents........................   $   425,702    $    10,369   -0-   $ 4,060,802    $    751,049
Total Assets.....................................       623,617        139,928   -0-     4,830,919         912,644
Long term liabilities, including current portion.       147,620        342,272   -0-        15,209         210,214
Deficit accumulated during the development stage.      (818,127)      (335,218)  -0-    (9,400,442)       (450,338)
Total Stockholders' Equity (deficit).............       441,084       (208,943)  -0-     4,716,710         690,273

See Notes to Financial Statements for information concerning the computation of per share amounts.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those factors set forth under the section entitled "Risk Factors" and elsewhere in this prospectus.

         Overview. We are a development stage company and our product is currently unavailable for sale or license. We are developing and intend to market a data system search engine and focused portal sites that can be used to provide efficient, reliable search results in Internet and private data network environments. We will market our portal site, coupled with our search engine, under the brand name "Spyhop." It uses proprietary intellectual property rights that we either own or license. In early 1999, we conducted beta tests of Spyhop, and are currently responding to the recommendations and concerns that we received in the test. We anticipate being able to launch Spyhop commercially in the first quarter of 2000. We intend to initially target the business and professional segments of the Internet market as a provider of portal search services and through licensing arrangements with other portal or web site providers.

         We have devoted most of our resources since inception in November 1996 to the research and development of Spyhop and the development of brand awareness of "Spyhop." As of September 30, 1999, we had an accumulated earnings deficit of $9,400,442. We expect our operating losses to continue until we develop a sufficient customer and advertising base to cover our operating expenses.

         Reverse Acquisition Treatment. Our predecessor in interest was incorporated in the state of California on May 2, 1997, as Dunamis, Inc. Dunamis was formed for the purpose of publishing and marketing books and audio and video tapes. On June 25, 1998, Dunamis completed a merger with a Nevada corporation that had been created for the sole purpose of changing Dunamis' domicile from California to Nevada. On July 14, 1998, the surviving entity in that transaction completed a merger with WordCruncher Publishing Technologies, Inc., formerly "Redstone Publishing, Inc.", a Utah corporation that was formed in November, 1996. The Nevada corporation was the surviving entity in that transaction and, as part of the transaction, changed its name to "WordCruncher Internet
Technologies,  Inc.".  At  the  time  of  the  merger,  WordCruncher  Publishing
Technologies held the rights to a significant portion of the intellectual property we currently use. As a result of the merger, the former shareholders of WordCruncher Publishing Technologies, Inc. also obtained a majority of the voting power of the combined companies. Accordingly, in conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse acquisition". Consistent with reverse acquisition accounting treatment, our accounting statements are the financial statements of WordCruncher Publishing Technologies, Inc. and differ from the financial statements of Dunamis, Inc.

         Stock Split and Change in Par Value. In July 1998, we authorized a 3 for 1 forward stock split. We have retroactively restated our financial statements to reflect that stock split. In connection with the reverse merger with Dunamis, we also changed the par value of our common stock to $.001. That change has also been retroactively applied in our financial statements. Unless otherwise noted in this prospectus, all share amounts reflect the forward stock split.

         Results of Operation. The following summarizes the results of our operations for the years ended December 31, 1997 and 1998 and for the nine month interim periods ended September 30, 1998 and 1999.

                                                                                          Interim Period Ended
                                                    Year Ended December 31,                   September 30,
                                                   1998                 1997              1999            1998
                                              -------------        -------------     -------------    -------------
Revenues                                      $     82,678         $     24,484      $     22,499     $     77,640
Cost of sales & royalties                           15,864                  806            26,400            1,243
                                              -------------        -------------     -------------    -------------
Gross profit (loss)                           $     66,814         $     23,678      $     (3,900)    $     76,397

Research & development                             266,563              126,281           477,347           32,690
Sales & marketing                                   34,554                5,274           556,567              -0-
General & administrative                           217,318              206,874           668,828          133,685
Depreciation & amortization                         10,406                6,419            80,948            7,543
Warrants & stock compensation expense
   Amortization                                          -                    -           710,583                -
                                              -------------        -------------     -------------    -------------
Total operating expense                            528,841              344,848         2,494,274          173,918

Operating Loss                                    (462,027)            (321,170)       (2,498,175)         (97,521)

Interest income                                      7,276                3,077           158,428            5,753
Interest expense                                   (28,158)             (17,125)           (3,561)         (23,352)

Net loss                                      $   (482,909)        $   (335,218)      $(2,343,308)    $   (115,120)

         Our expenses have exceeded our revenues for each fiscal period since our inception. The revenues we have generated to date have been nominal and almost exclusively related to product sales and licensing fees for our personal computer based version of our software. Those revenues should continue to decrease as we switch our development and marketing emphasis to an Internet version of Spyhop. Accordingly, we believe a comparison of the results of our operations on a period-by-period basis is of little benefit. We expect that, as we implement our business plan, our revenues will grow, along with the burdens generally associated with larger revenues, including increased burdens on our managerial, accounting and technical personnel.

         Comparison of Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1998 with the year ended December 31, 1997:

                  Revenue. Revenues increased $58,194 from $24,484 for the year ended December 31,1997, to $82,678 for the year ended December 31, 1998. This increase was due largely to a specific project we did for an unaffiliated company using our search engine technology.

                  Costs of Revenues. Cost of revenues increased even more significantly, from $806 in 1997 to $15,864 in 1998, due to more accurate allocation of costs related to sales.

                  Research & Development. Research and development expense increased during 1998 to $266,563, up from $126,281 in 1997. This was due to our increased level of operations.

                  Sales  and  Marketing.   Sales  and  marketing  expenses  also
increased from $5,274 in 1997 to $34,554 in 1998 due to the increased level of our operations.

                  General and Administrative Expense. General and administrative expense increased in 1998, as we geared up our commercial operations. During 1998, as compared to 1997, our general and administrative expenses increased from $206,874 to $217,318.

                  Depreciation and Amortization. Depreciation and amortization expense increased from $6,419 in 1997 to $10,406 in 1998 due to the additional property and equipment and software technology that we acquired in 1998.

                  Total Operating Expenses. Total operating expenses increased $183,993 from $344,848 in 1997 to $528,841 in 1998. This resulted in an operating loss for 1998 of $462,027, an increased loss of $140,857 over the 1997 loss of $321,170.

                  Interest Expense. As a result of heavier borrowing, our interest expense grew $11,033 from $17,125 in 1997 to $28,158 in 1998.
Correspondingly, interest income more than doubled from $3,077 in 1997 to $7,276 in 1998 due to larger invested balances during the last 60 days of 1998.

                  Net Loss. Our net loss for 1998 grew $147,691 to ($482,909), compared to a loss of ($335,218) for 1997 as a result of our increased costs and expenses, primarily from our year ago for commercial operations.

         We had no operations for the period ended December 31, 1996, so an item by item comparison of the results of our operations for the periods ended December 31, 1996 and December 31, 1997 would reflect an increase in the amount of each of those line items to the extent of those line items in 1997. The changes in the line items are directly attributable to the fact that we initiated our operations during 1997.

         Comparison for Nine Month Periods. Results for the first nine months of 1999 reflect a continued reduction in revenues, with significant increases in research and development expense to $477,347 and sales and marketing expense to $556,567. This is consistent with the final stages of development of our new Spyhop product, which is scheduled for delivery in the first quarter of 2000. General and administrative expense also increased to $668,828 for the first nine months of 1999, from $133,685 in the nine months ended September 30, 1998, as we built the infrastructure necessary to support our operations. Depreciation and amortization expense increased to $80,948 for the first nine months of 1999, from $7,543 in the nine months ended September 30, 1998. Warrant and stock compensation expense amortization for the nine months ended September 30, 1999, totaled $710,583. The change in interest expense was negligible due to our reduced reliance on debt in 1999, while interest income grew significantly to $158,428 for the first nine months. This growth is due to the substantial investments we currently have in high grade, liquid investments. Based upon the above, our net loss for the first nine months of 1999 amounted to $2,343,308, as compared to our net loss of $115,120 for the first nine months of 1998. This is before the deduction for dividends and accretion of $6,239,007 for the period, resulting in a total loss attributable to common shareholders of $8,582,314.

         Quarterly Trends. We do not anticipate significant "seasonal" changes in our operations. We expect revenues to grow consistently over the next five years, but we believe they should be reasonably even from quarter to quarter. We believe they will come initially from advertising sales and from "shared advertising revenues" at associated sites. We believe we will generate additional revenues through our licensing/partnership arrangements that use Spyhop in other commerce-related areas over the Internet. As we move into the corporate intranet market, we believe we will generate additional revenues from licensing agreements and maintenance agreements with those corporate clients. We expect slightly greater variation in quarter to quarter results as we move into the corporate intranet arena.

         Liquidity and Capital Resources. Since our inception, we have funded our cash requirements through debt and equity transactions. We have used the funds from those transactions to fund our investments in, and acquisition of, our technology, to provide working capital and for general corporate purposes, including paying expenses we incurred in connection with our development of Spyhop. As of the year ended December 31, 1997, we had total assets of $139,928, and total liabilities of approximately $348,872, resulting in a negative net worth of $208,943. Our operating losses totaled $335,218. These losses were funded primarily by related party loans, which were backed by a revolving bank line of credit. See "Certain Relationships and Related Transactions."

         In connection with the merger between WordCruncher Publishing Technologies, Inc. and Dunamis, Inc. in July 1998, we obtained a significant new source of operating capital. At the time of the merger, Dunamis, Inc. held cash reserves of approximately $1 million, and had no liabilities. As a result of that transaction, our total assets for the year ended December 31, 1998 were $623,617, including cash or cash equivalents of $425,702. Our liabilities totaled $182,533, resulting in a net worth of $441,084, including an operating loss of $482,909 for the year ending December 31, 1998. In February, 1999, we received the first cash portions, $6.1 million, from our sale of our Series A Preferred Stock to eight investors. In March, 1999, we received the last of the proceeds from the sale of those shares in the amount of $200,000. Our expenses for the offering totaled $392,100, resulting in net proceeds to us of $5,907,900. As a result, as of September 30, 1999, we had total assets of $4,830,919. Our total liabilities as of that date were $114,209, and our stockholders' equity was $4,716,710. This includes a charge to retained earnings of $6,239,007 and a credit to paid-in capital for a like amount in recognition of the beneficial conversion feature of our convertible preferred shares issued during the period. Our cash or cash equivalents at September 30, 1999 totaled $4,060,802.

         A summary of our audited balance sheets for the years ended December 31, 1997 and 1998 and our interim unaudited statements for September 30, 1999 are as follows:

                                                      Year Ended December 31,               Interim Period Ended
                                                     1998                 1997               September 30, 1999
                                               ------------------  --------------------  -------------------------
Cash and Cash Equivalents                          $425,702                $10,369               $4,060,802
Current Assets                                     $425,702                $15,369               $4,068,796

Total Assets                                       $623,617               $139,928               $4,830,919

Current Liabilities                                $170,919               $321,307                 $111,209
Total Liabilities                                  $182,533               $348,872                 $114,209

Total Stockholders' Equity                         $441,084              $(208,943)              $4,716,710
Total Liabilities & Stockholders' Equity           $623,617               $139,928               $4,830,919

         With the infusion of cash from our sale of the Series A Preferred Stock, we believe we have the resources to continue our product development efforts and to initiate our sales, marketing and promotional activities for Spyhop. We operate in a very competitive industry that requires continued large amounts of capital to develop and promote its products. Many of our competitors have significantly greater capital resources. We believe it will be essential to continue to raise additional capital, both internally and externally to compete in this industry.

         Our need to raise external capital in the future will depend upon many factors, including, but not limited to, the rate of sales growth and market acceptance of our product lines, the amount and timing of our necessary research and development expenditures, the amount and timing of our expenditures to sufficiently market and promote our products and the amount and timing of any accessory new product introductions. In addition to accessing the public equity markets, we will pursue bank credit lines and equipment lease lines for certain capital expenditures. However, there can be no assurance that we will be able to access the capital we need.

         We currently estimate that we will require between $25 and $30 million to develop our products and launch our operations in accordance with our business plan through 2002. The actual costs will depend on a number of factors, including

         - our ability to negotiate favorable prices for purchases of necessary portal components,

         -        the number of our customers and advertisers,

         -        the services for which they subscribe,

         -        the nature and success of the services that we offer,

         -        regulatory changes, and

         -        changes in technology.

         In addition, our actual costs and revenues could vary from the amounts we expect or budget, possibly materially, and those variations are likely to affect how much additional financing we will need for our operations. Accordingly, there can be no assurance our actual financial needs will not exceed the amounts available to us.

         To the extent that we acquire the amounts necessary to fund our business plan through the issuance of equity securities, our then-current shareholders may experience dilution in the value per share of their equity securities. The acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the payment of principal and interest on that indebtedness, and could render us more vulnerable to competitive and economic downturns.

         Recent Accounting Pronouncements. In June 1998, Statement of Financing Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" was released. The Statement requires recognition of all derivatives as either assets or liabilities on a company's balance sheet and the measurement of those instruments at fair market value. The Statement provides for the accounting treatment of changes in the fair value of a derivative depending on the planned use of the derivative and the resulting designation. We are required to implement the Statement in the first quarter of fiscal 2000. We have not used derivative instruments, however, and we believe that the impact of the adoption of this Statement will not have a significant effect on our financial statements.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." The Statement is effective for fiscal years beginning after December 15, 1998. The statement provides guidance and accounting for the cost of computer software developed or obtained for internal use by a company. We adopted this Statement on January 1, 1999, but do not believe that it will have a significant effect on our financial statements.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of Statement of Position 97-2." The Statement of Position 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, "Software Revenue Recognition." Different informal and non-authoritative interpretations of certain provisions of Statement of Position 97-2 have been printed and, as a result, the American Institute of Certified Public Accountants issued Statement of Position 98-9 in December 1998 which is effective for periods beginning on or after March 15, 1999. Statement of Position 98-9 extends the effective date of Statement of Position 98-4 and provides additional interpretative guidance. The adoption of Statement of Position 97-2, Statement of Position 98-4, and Statement of Position 98-9 have not have and are not expected to have a material impact on our results of operations, financial position or cash flows. However, due to the uncertainties related to the outcome of these amendments, we cannot determine the impact of the Statement on our future financial results.

         Statement of Financial Accounting Standards, or SFAS, No. 130, "Reporting Comprehensive Income," requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. We adopted the provisions of SFAS No. 130 beginning January 1, 1998, as required. Our comprehensive losses and net losses are the same for all periods presented.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. We adopted the provisions of SFAS No. 131 for the year ending December 31, 1998 as required. Currently, we do not believe we have any separately reportable business segments or other disclosure information required by the Statement.

         Year 2000 Compliance. We have completed a review of our computer systems and operations to determine the extent to which our business will be vulnerable to potential errors and failures as a result of the "year 2000" problem. The year 2000 problem results from the use of computer programs which were written using only two digits (rather than four digits) to define applicable years. On January 1, 2000, any clock or date recording mechanism, including date-sensitive software which uses only two digits to represent the year, could recognize a date using "00" as the year "1900," rather than the year "2000." This could result in system failures or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, provide services or engage in similar activities. These failures, miscalculations and disruptions could have a material adverse effect on our business, operations and financial condition.

         We have concluded, based on our review of our operations and computer systems, that our significant computer programs and operations will not be materially affected by the Year 2000 problem, and that we can modify or replace the programs that will be affected by the end of 1999 at a cost which will not be significant. Under a reasonably likely worst case scenario, however, our computer systems and/or operations could be materially affected by the Year 2000 problem.

         In addition to our own properties and computer systems, we rely on operations and computer systems of third-party customers, financial institutions, vendors and other parties with or through which we conduct business (such as Internet service providers and the owners of communications backbones utilized by us).

         We have prioritized our year 2000 efforts in an effort to protect, to the extent possible, our business and operations. Our first priority will be to protect our critical operations, such as those systems and applications that we use to provide search engine capabilities to various Internet and intranet customers, from incurring material service interruptions that could occur as a result of the year 2000 transition. To this end, we have attempted to identify any element within our business operation (including elements relating to third party relationships) that could be materially impacted by the year 2000 date change, and have attempted to determine the risks to our continuing business operations as a result of an adverse effect resulting from that date change.

         We generally require our key vendors and suppliers to warrant they are year 2000 ready. We have purchased most of our mission-critical systems from such third-party vendors. We have attempted to identify the vendors and third-parties with which we have contractual relationships which may not be year 2000 compliant by the end of 1999, and we have adopted contingency plans which we believe will mitigate any adverse impact to our business operations resulting from those vendors' or third parties' inability to perform their contractual obligations. Our contingency plans include preparing and using backup copies of our financial records, determining the availability and reliability of alternate network and backbone communication systems, and scheduling additional phone center, repair and administrative personnel to be on hand on the transition date.

         New Accounting Pronouncements. We have reviewed all recently issued, but not yet adopted, accounting standards to determine their effects, if any, on our results of operations or financial position. Based on our review, we believe that none of these pronouncements will have a significant effect on our current or future earnings or operations.

                                    BUSINESS

         The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This section contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this prospectus.

         Introduction. We are engaged in the development and marketing of next-generation focused Internet portal sites coupled with data gathering, text indexing, retrieval and analysis software which we market under the brand name "Spyhop." Spyhop allows Internet and private data network users to search single web sites, search multiple web sites concurrently, or search substantial portions of an entire data network. We are a development stage company and there have been no placements of our product at this time.

         Spyhop is based on technology originally developed at a private university. Since 1986, that technology has been used in research projects in over 20 countries and in more than 15 languages. In February 1997, we purchased an exclusive, worldwide license to market, modify, develop and manufacture the technology. Since then, we have modified and enhanced the technology by combining it with other proprietary technology and adapting it for use on the Internet. We have also added additional search and display functions. We intend to market this modified and augmented technology -- the Spyhop technology -- to help persons efficiently sift through large amounts of data for relevant information.

         We believe the Spyhop technology can be used for data searching, retrieval and indexing on both the Internet and Internet protocol-based private data networks. As described in more detail below, we believe Spyhop will be employed primarily by business researchers and professionals on the Internet. The use of the Internet has grown substantially since it was first commercially introduced in the 1990s, resulting in concomitant increases in the number of advertiser and product service offerings accessible by the Internet.

         The rapid growth of the Internet and private data networks, and the proliferation of Internet sites, has increasingly challenged consumers, content providers and advertisers to effectively reach one another. Consumers are generally challenged to quickly find the most relevant information, products and services related to a particular interest or topic. Content providers are typically challenged to differentiate their products and services in an increasingly crowded medium, and to improve the visibility of their web sites. Advertisers are challenged to more effectively deliver their advertising messages to both large interested audiences and target groups.

         Many competitors have developed products, including portals, which they believe make the task of finding relevant data, information, advertising or products on the Internet and other data systems easier and less time consuming. These portals generally return a list of web sites without showing which web sites may be relevant to the actual search query. In some cases, they return lists of hundred or thousands of potential documents for further review. As a result, Internet and private data networks users may spend substantial time searching through the list of returned documents to find out which documents are relevant. This generally requires the user to call up the reference page and either visually scan the page or conduct another page search to find the specific reference in question.

         In contrast, Spyhop provides advanced search capabilities that create a search result metaphor we refer to as "what you see is what you get." In a Spyhop search result a portion of the computer screen is devoted to an information summary that is the equivalent of a modified table of contents or index. Each entry in the table of contents represents an Internet site or page, and the entry shows the user how many references match the search criteria on each web site or page. By clicking on an entry in the table of contents or index, users can see the search results in the actual surrounding context of the document and determine more quickly and efficiently if the web site provides the information they want.

         Spyhop is based on a computer program that takes search result data and organizes it in terms which we believe are familiar to the average person, such as modified tables of contents or indices. Spyhop can also sort, analyze, and manipulate search results to make it easier to find what the researcher is looking for. Spyhop uses a language analysis technique that assists users in quickly determining which web sites and pages contain needed, relevant information. Spyhop also assists users in properly constructing a search request, thereby avoiding the common problem of getting too many responses to a search that was ambiguously phrased.

         Spyhop Markets. We believe Spyhop will be used primarily by business researchers and professionals on the Internet. The Internet is an interactive worldwide network of computers and data systems that allows its users to retrieve data, purchase products, send and receive communications and purchase or provide services. The Internet is based on a technology platform that incorporates a series of standards that allow computers in various locations and of various makes and models to communicate effectively with one another. The use of the Internet has grown substantially since it was first commercially introduced in the 1990s. International Data Corporation estimates that the Internet user population will grow from approximately 35 million in 1996 to approximately 160 million by 2000. The significant increase in the number of Internet users has resulted in a rapid increase in the number of advertisers, products and services on the Internet. For example, Jupiter Communications has estimated that approximately $340 million was spent on Internet and online advertising in 1996, and that Internet and online advertising will grow to be approximately $5 billion by the year 2000.

         As the Internet developed, corporations, universities and other large organizations began developing private data networks to serve the needs of their organizations. Generally, these networks are custom-built, and use proprietary protocols to connect specific communities or groups of users through local area networks and wide area networks. Private networks are generally expensive to build and maintain, and the proprietary nature of the networks and their applications sometimes makes it difficult to manage and exchange information between them. In addition, these networks typically use leased telephone lines, modem banks and other proprietary systems to connect geographically distinct parts of the same private network, such as connecting a field office in Boise, Idaho with a home office in New York City, to link separate private networks and to permit access by remote individual users. Many organizations have begun to create private data networks that adopt the same communication standards used on the Internet. Because the Internet and private data networks are increasingly using the same standards, private data networks can provide users with substantially increased access to information and other users, both inside an organization and, via the Internet, throughout the world. As a result, a July 1996 Forrester Research survey of fifty Fortune 1000 companies reported that 64% of the respondents were currently using private data networks, and another 32% were building private data networks. According to International Data Corporation, the market for intranet software products and services in the year 2000 will exceed $3 billion, up from approximately $276 million in 1995, and the estimated expenditures for private data networks software products and services will exceed $6 billion in the year 2000, up from approximately $260 million in 1995.

         The adoption of standardized communications standards on private networks and the increasing use of the Internet to link private networks have created a need for location and platform independent software products and services that integrate all levels of the workplace and allow users to quickly and efficiently obtain relevant and useful information. Currently, solutions for searching and retrieving information from data networks generally involves the use of catalogs, search services or other specially designed applications. We believe these tools generally lack sufficient speed, accuracy and comprehensiveness, and can be difficult to use. In many cases, currently-used portals and information retrieval devices produce search results that do not allow the user to easily determine if any particular search result is relevant to the search query.

         Our Solution. The basic Spyhop technology, originally called "WordCruncher," was developed in the 1980s at a private university. Those efforts produced a software program that generates a detailed index of documents of almost any size. This index included the exact location of each word found in the search document and its relationship to other words and phrases. The software also allowed users to retrieve full texts and determine logical connectors, frequency distribution and collocation. Because they worked with scholars from around the world, the development team also designed the software to provide multiple language support capabilities. The resulting technology has been used in research projects in over twenty countries and in over 15 languages. In 1997, we purchased the exclusive, worldwide rights to this search technology, which we augmented by adding technology from other search engines and adapted for use on the Internet under the brand name "Spyhop."

         Spyhop currently incorporates the following features:

                  Fast, In-Context Display of Search Results. When an Internet user initiates a search on other portals, results are returned in the form of a list of web sites that may or may not contain relevant information. Before the user knows for certain which web sites are relevant, he must call up the referenced page and either visually scan the page or do a "page search" to find the specific reference to the search term. During a Spyhop search, however, one portion of the screen is devoted to the equivalent of a table of contents. Each entry in the table of contents represents an Internet site, page, category or subcategory and the entry shows the user how many references match the search criteria on each web site or page. By clicking on an entry in the table of contents, the user can see the search results with the actual surrounding context; in other words, "hit-in-context." With this type of display, the user can preliminarily determine if a web site provides the information he wants without having to link to the web site first.

                  New Information Presentation Model. As part of our efforts to make Spyhop search results more familiar, Spyhop takes search results data and organizes it in terms which we believe are familiar to the average person (for example, in the form of a modified table of contents or index). Spyhop also provides tools that sort, analyze and manipulate search results to make it easier to find what the user is looking for. This conceptual "bridge-building" is useful not only for experienced Internet users, but for the increased number of new Internet users.

                  Context Analysis. Many people who search the Internet do not receive the search results they want, in part because they use an ambiguous search. One of the most common results of ambiguously constructed searches is the tendency to get far too many possible search references, or "hits." Spyhop uses a language analysis technique to help users quickly zero in on web sites or pages which contain relevant information.

                  Relevance. Some portals rank search results based on factors that may have little or no relevance to the data the user is seeking. For example, at least one widely-used portal displays search results based, in part, on the fees paid to the provider of the portal. In contrast, Spyhop uses pre-computed document ranking, in conjunction with term location, frequency and distribution features, to determine the most relevant hits for a given search and sort these to the top of the list the user sees.

                  Speed of Engine / Scalability. We believe that two of the primary requirements for a successful portal are the speed of indexing and of returning search results to users, and the ability of the portal to cope with the vast amount of data on the data base being searched. Spyhop uses detailed indexing to handle rapid searching of very large data bases and is designed for scalable clustered systems to achieve near linear performance increases as we add additional hardware.

         Our Business Objectives and Strategy. We intend to be the leader in the development and marketing of specialized portal sites for the Internet and private data networks. Initially, we intend to focus our business efforts on the continued development and marketing of Spyhop for the Internet, with an emphasis on the business and professional segments of that market. We believe Internet users in those market segments typically spend more money on Internet services, software and hardware and that, therefore, they are a significant target for advertisers. According to Zona Research, focused portals and directories will have an increased impact on the revenues and advertising expenditures on the Internet, and during the next five years online directory spending for focused portals and directories should increase from 10% of the overall Internet advertising budget to 80% of the overall Internet advertising budget. By focusing our target market on the business and professional users segment of the Internet market initially, we believe we will be able to more quickly generate revenues on our own site and associated sites through better advertising and applications of other e-commerce applications that use Spyhop. Based on the results of our marketing effort in the business and professional Internet market segments, we intend either to focus our long-term business efforts on other specialized segments of the Internet or more aggressively pursue the development of products and services for the private data network segments of the data services industry.

         We intend to achieve our business objectives using the following strategies:

                  We Will Launch and Maintain Our Own Web Site. We currently maintain a web site at http://www.WORDCRUNCHER.com, where users can preview descriptions of our company and Spyhop. In February, 1999, we opened our web site as a "beta" for evaluating Spyhop's capabilities and consumer reaction. We discontinued the beta site in March 1999. While it was in operation, we received up to 25,000 hits per day. We intend to use the data we obtained from our beta test to further refine Spyhop's capabilities. We also intend to use our web site as the primary site for third parties to use Spyhop. We will provide the use of Spyhop to the visitors to our web site for free.

                  We Intend to Increase Spyhop Brand Recognition. We believe brand recognition on the Internet will be crucial to effectively marketing Spyhop. We are offering Spyhop without charge to web users as a showcase and to establish ourselves as a premier provider of services on the Internet. We also plan to make available additional free services on the Internet to showcase our technology and to extend awareness of the Spyhop brand.

                  We Will Use Value Added Links. We intend to develop increased Spyhop brand recognition in the marketplace by entering into licensing agreements with major Internet content providers to deliver Spyhop branded Internet search service results to users through "value added links" on those other providers' web sites.

                  We Intend to Maximize Advertising Revenue. Although we expect to earn revenue from licensing through value added link agreements, we expect that the primary source of our revenues will be from advertising generated on our portal site. We also expect to conduct a significant portion of our business over the Internet, including marketing, communications, partner registration, sales, software distribution and partner and customer support. We intend our web page to be a "front door" to a menu of business and professional oriented activities, and to offer users an interactive multi-media environment where they can access information about our products, download software products, receive support and conduct commercial transactions with us.

         Sales and Marketing. Our sales strategy is to achieve broad market penetration by employing multiple distribution channels, including direct sales over the Internet and sales through our own sales organization, value added resellers, Internet service providers, telecommunications companies, original equipment manufacturers and independent software vendors. We anticipate that, by the end of 1999, we will have an 8 person sales and marketing team that will market Spyhop directly to advertisers and content providers. Our primary sales tool will be our web site, which will demonstrate, promote and sell software products that can be downloaded directly to the user's computer.

         We are focusing our search engine development activities towards insuring that our search engine meets the specific needs of a business-focused portal. We currently do not intend to make our search engine available to third parties (whether through licensing or other business arrangements), although we could do so at some time in the future.

         Customer Support and Services. We believe a high level of customer support and service for products will be critical to our success. Our principal customer support focus will be to provide training, documentation and technical support at our web site to persons using Spyhop.

         Competition. Our markets are new, very competitive and subject to rapid technological change. We face competition in the overall Internet/intranet software market, as well as in each of the market segments where Spyhop will compete. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional companies enter our markets.

         A number of companies provide or have announced intentions to provide software products based on Internet standards and which are designed as portals in either the Internet or private data network markets. In particular, Spyhop will face competition from AltaVista, Excite, Hotbot, Infoseek, Lycos, Yahoo!, Ask Jeeves and Open Text. A number of the companies offering these portals have been offering services on the Internet for a number of years (although, not to focused Internet segments), so the increased use and visibility of Spyhop will depend, in large part, on our ability to build and host a large web index as the web grows in size while maintaining operational performance levels. We also believe it will be essential for us to develop long-term business alliances with parties with which we can enter into value added link contracts. We believe we will need to make significant investments in research and development in order to keep up with the technological and operational demands imposed by the anticipated changes in the Internet and intranet markets.

         We are aware of several other large and small software developers that are focusing significant resources on developing and marketing software products and services that will compete with Spyhop. Some of our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing or using our products and services. We may not be able to compete effectively with current and future competitors.

         Product Development. Our current product development efforts are focused on post-beta test adjustments to Spyhop. These adjustments include revisions related to the functionality, speed and interface of our portal site. Based on our current estimates, we believe that we will be able to launch Spyhop on a production basis in the first quarter of 2000.

         During the course of our development process, we learned that certain components of the WordCruncher engine did not readily lend themselves to conversion to an Internet-based application. Although we did not believe conversion would be impossible, we believed that the time and costs necessary to satisfactorily complete the conversion process in time for our anticipated product rollout in first quarter of 2000 could have been prohibitive. Therefore, we licensed third party technologies that we believe will enable us to accelerate the completion of our development process, while still maintaining the key WordCruncher features and functionality we believe are important. This licensed technology also enables us to add other features and functionality (both from WordCruncher and elsewhere) that we believe Internet users expect in state-of-the-art search technologies.

         We intend to actively support industry standards and, if they are commercially feasible, incorporate new standards-compliant features into Spyhop as they become available. Some of the technology we use was developed by third parties and then licensed to us. We have, however, developed significant additions to this technology internally and, to date, have spent over $1.25 million in research and engineering activities and expenses in support of our research and engineering activities.

         Our ability to successfully develop and release new products and enhancements to Spyhop in a timely manner will be subject to a variety of factors, including our ability to solve technical problems and test products, the availability of financial, sales and management resources, and other factors, some of which we may not be able to control. We may experience difficulties that could delay or prevent our successful development, introduction or marketing of new products and enhancements.

         Material Contracts. We are a party to the following material contracts and arrangements:

         Brigham Young University License. On February 14, 1997 we signed a master license agreement with BYU, under which we obtained the exclusive worldwide rights to use, develop, manufacture, market, and modify the WordCruncher technology. BYU retained the ownership rights to any improvements to the WordCruncher technology that we develop. We issued BYU (and certain individuals who developed the licensed technology while they were employed by
BYU) 544,761 shares of common stock for this license. The WordCruncher technology constitutes the core search technology we use in our "Spyhop" product.

         The term of this license is for as long as allowed by law, but it may be terminated if we materially breach the license. We are required to pay BYU a royalty of 3% of our adjusted gross sales. Annual minimum royalties began in January 1999, and $20,000 will be due for 1999. The minimum royalty payments increase annually and, in 2002, will be capped at $150,000. In addition, when we acquired the License, BYU had already sublicensed the technology to several other parties for royalty payments ranging from 3% to 8% of the sublicensee's gross sales. Under the term of the license, we are required to pass through to BYU 50% of the royalty payments we receive from these sublicenses.

         Dataware License. In July 1999 we signed a source code software license agreement with Dataware Technologies, Inc. granting us access to code for Dataware's proprietary search engine technology. We intend to blend this technology with our search technologies as we continue to develop our overall product line. The license has a term of three years (with a two year renewal option) and cost us $350,000. In connection with this agreement, we also signed a Consulting Agreement with Acsiom Inc., an affiliate of Dataware, to provide consulting services relating to the integration of the Dataware search engine into our existing technology, including our business professional portal site. This agreement requires us to pay hourly developer consulting fees ranging from $100 - $150 per hour.

         Pittard Sullivan Contract. In July 1999 we retained Pittard Sullivan, a marketing communications company in the media and entertainment industries, to provide us with brand strategy, brand identity and site design consulting services. Brand strategy and identity efforts include the development of the brand vision, brand mission, brand positioning policies, and an articulation of our core branding values. Site development consulting efforts include creative conceptualization and strategic analysis, design creation, production and implementation, and testing. This contract runs through year end 1999 and will cost $365,000.

         Digital Boardwalk Agreement. In July, 1999 we signed a strategic agreement with Digital Boardwalk, a commercial website developer and e-commerce specialist, to integrate business information resources and services offered within our portal site for business professionals. Components of this effort include specifications and development of user services and features, web application flow, site security, third-party data sources, and methods for connecting the application to our existing data infrastructure. Our existing contract is for $50,000 and runs through July, 1999. We are currently negotiating an additional contract with Boardwalk that will be for approximately $500,000 and will run through year end 1999.

         Petersen Intellectual Property Purchase. We purchased certain intellectual property from Jeffrey B. Petersen in December 1998. The intellectual property consists of software and source codes that we use to build databases, a boolean search engine for searching databases, a dynamically updatable search engine, and certain utility/sample programs. We paid $50,000 for the intellectual property by delivering $15,000 in cash and 13,000 shares of common stock to Mr. Petersen.

         Purchase Agreement. In February and March 1999, we sold 6,300 shares of our newly designated Series A Preferred Stock to eight investors under the terms of a purchase agreement. We received a total of $6.3 million in the transaction. After we paid the expenses of the placement agent ($378,000) and our other expenses for the transaction ($15,000), we netted $5,907,900 from the sale. In connection with the transaction, we also issued warrants to both the purchasers and the placement agent and granted those parties certain registration rights for the shares of common stock they can acquire by converting the Series A Preferred Stock and exercising the warrants. See "Transactions Effected in Connection With the Offering," "Description of Capital Stock" and "Principal and Selling Stockholders."

         Columbia Financial Group Services Agreement. In January 1999, we entered into a services agreement with Columbia Financial Group. Columbia provides investor relations services for a number of public companies, particularly those companies that are involved in the Internet business. Under the agreement, we agreed to grant Columbia warrants to purchase for five years up to 200,000 shares of our common stock for $5 per share. As of September 30, 1999, Columbia had earned warrants to purchase 150,000 shares.

         Corporate Development. Our predecessor in interest was incorporated in the State of California on May 2, 1997, as Dunamis, Inc. Dunamis, Inc. was formed for the purpose of publishing and marketing books and audio and video tapes. On June 25, 1998, Dunamis, Inc. completed a merger with a Nevada corporation that had been created for the sole purpose for changing Dunamis, Inc.`s domicile from California to Nevada. On July 14, 1998, the surviving entity in that transaction completed a merger with WordCruncher Publishing Technologies, Inc., formerly known as Redstone Publishing, Inc., a Utah corporation. The Nevada corporation was the surviving entity in that transaction and, as part of the transaction, changed its name to "WordCruncher Internet Technologies, Inc." At the time of the merger, WordCruncher Publishing Technologies, Inc. held the rights to a significant portion of the intellectual property we currently use.

         Patents, Licenses and Intellectual Property. Our success will depend, in part, on our ability to obtain and protect patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the Untied States and other countries. Spyhop is based, in part, on a United States patent issued to BYU. We have an exclusive world-wide license to that patent. If either we or BYU fail to file, prosecute or maintain the patent, we could be severally damaged. We intend to file additional patent applications relating to our technology, products and processes as the need arises. We will also direct BYU to file any additional patent applications relating to the technology we have licensed from it. However, any of these patents or patent applications could be challenged, invalidated or circumvented by our competitors.

         If we were to become involved in a dispute regarding our intellectual property, we may have to participate in interference proceedings before the United States Patent and Trademark Office to determine who has the first claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These types of proceedings can be costly and time consuming, even if we eventually prevail. If we did not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop commercializing a certain product.

         We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property rights. These other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against those parties.

         We have adopted a policy of requiring our employees and collaborators to execute confidentiality agreements when they commence employment or consulting relationships with us. These agreements generally provide that all confidential information developed or made known to the individual during the course of his or her relationship with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the individual in the course of his or her employment will be our exclusive property.

         Employees. We have 25 employees. Approximately 14 of our employees are engaged in development activities, 6 are engaged in administrative and finance functions, and 5 are engaged in sales or marketing. Our employees are not presently covered by any collective bargaining agreement. We believe our relations with our employees are good, and we have not experienced any work stoppages.

         Properties. We lease 3,600 square feet of administrative, office and developmental space at the Town Square Professional Plaza in Draper, Utah 84020. The term of the lease is from March 15, 1999 until March 31, 2002. The current annual rental for the space is $44,932, or $3,744 per month, which we believe is typical for similar premises in the area.

         Legal Proceedings. We are not a party to any proceeding or threatened proceeding as of the date of this prospectus.

                                   MANAGEMENT

         Our directors, executive officers and key employees, as of the date hereof, and their respective ages and positions with us are set forth below. Biographical information for each of those persons is also presented below. Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers.

Name                      Age     Position Held
---------------------   ------  ------------------------------------------------
M. Daniel Lunt            45     President, Chief Executive Officer, Director

James W. Johnston         46     Chairman   of   the   Board,   Executive   Vice
                                 President, Director

Kenneth W. Bell           49     Senior Vice President, Chief Financial Officer,
                                 Treasurer, Secretary, Director

Peter T. Stoop            38     Vice President of Marketing

Martin E. Cryer           39     Vice President of Product Development


         M. Daniel Lunt: Mr. Lunt was a co-founder of WordCruncher Publishing and has served as our President, Chief Executive Officer and Director since November 1996. Mr. Lunt has over 20 years experience in the computer software industry. Between 1983 and 1993, he was employed by WordPerfect Corporation, most recently as Vice President of Worldwide Marketing. In that capacity, he was responsible for the development and implementation of WordPerfect's marketing, sales and support divisions. After leaving WordPerfect in 1993, Mr. Lunt became the president of a residential real estate development company. Mr. Lunt attended Brigham Young University.

         James W. Johnston: Mr. Johnston was a co-founder WordCruncher Publishing and has served as our Director, Chairman of the Board and Executive Vice President since November 1996. From December 1990 to November 1996, he was president of Johnston & Company, which published virtual works using Spyhop technology, including the Constitution Papers (CD ROM). Mr. Johnston has 15 years of expertise in developing and marketing products involving content presentation, analysis software and virtual publishing.

         Kenneth W. Bell: Mr. Bell joined us as our Senior Vice President, Chief Financial Officer, Secretary and Treasurer and Director in February 1997. Between April 1990 and December 1996, he served as President and Chief Financial Officer of Kelmarc Corporation, a financial and management advisory company. He has twenty-five years experience in a variety of finance and management positions, including employment in the commercial banking area for fifteen years in Utah and California. Mr. Bell received his B.S. from BYU in 1972.

         Peter T. Stoop: In September 1998, Mr. Stoop joined us as our Vice President of Sales and Marketing. He was employed by Novell, Inc. from February 1994 through June 1997, most recently as senior director of product management for Novell's $70 million product division. Mr. Stoop has eight years of experience in the computer industry. Mr. Stoop received his MBA in marketing from the William E. Simon School of Business at the University of Rochester in 1989.

         Martin Cryer: Mr. Cryer joined us as our Vice President of Product Development in March 1999. Mr. Cryer has nearly 20 years experience in the computer industry. He has designed and developed several generations of computer systems, covering both symmetrical multi-processing and parallel architectures. Between 1996 and 1999, Mr. Cryer oversaw the Salt Lake City based Siemens Research and Development Centre. Mr. Cryer also served 12 years in the Unisys UNIX Systems Group, contributing significantly to many of its innovative server system designs. He graduated from Queen Mary College, University of London and has been residing in the United States for the past 10 years.

         Board of Directors. Our Articles of Incorporation provide for a Board of Directors consisting of 3 persons. The number of directors can be increased as provided in our by-laws, which allow either our board of directors or our stockholders to approve the change. Our directors serve for terms of one-year.

         Board of Directors Committees. Our Board of Directors intends to establish two committees, the audit committee and the compensation committee. Each of these committees will be responsible to the full Board of Directors, and, in general, its activities will be subject to the approval of the full Board of Directors.

         The audit committee will be primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee will also review such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. We are is currently seeking one or more persons to add as outside directors to the Board of Directors, and we anticipate that one or more of the new members will be appointed as a member of the audit committee.

         The compensation committee will be charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and our stock option plans and approving our other executive officer benefits. The compensation committee will also consult with our management regarding pension and other benefit plans, and our compensation policies and practices in general. We are currently seeking one or more persons to add as outside directors to the Board of Directors. We anticipate that one or more of the new outside directors will be appointed as a member of the compensation committee.

         Compensation of Directors. We do not have any standard arrangement for compensating our directors for the services they provide to us in their capacity as directors, including services for committee participation or for special assignments.

         Employment Agreements. We have adopted a policy of entering into employment agreements with our senior management, and have entered into such agreements with Messrs. Lunt, Bell, Johnston and Stoop. The terms of the employment agreements for Messrs. Lunt, Bell and Johnston begun on September 1, 1998 and have initial terms of three years. Under the agreements, each is entitled to receive a base annual salary of $102,000 during the first year of the agreements. The salary will be increased annually, effective in September of each year, by an amount equal to the greater of 8% or an amount determined by the Board of Directors. In addition to the base salary amounts, each of Messrs. Lunt, Bell and Johnston will receive incentive bonuses, as determined by our Board of Directors, standard benefits such as health and life insurance, disability payments and reimbursement of reasonable business expenses.

         We have also entered into an employment agreement with Mr. Stoop. The initial term of the agreement is two years and it provides for a base salary of $66,000, which was increased to $84,000 effective April 1, 1999). The agreement also provides for standard health and medical insurance, incentive bonuses, disability coverage and reimbursement for reasonable business expenses. In addition, Mr. Stoop received options to acquire 300,000 shares of common stock vesting over a three year period.

         We may terminate the employment contracts for cause, as defined in the agreements, or without cause. If the contract is terminated without cause or as a result of a "change of control", as defined in the agreements, the employee is generally entitled to receive severance pay. In the event of a change of control, Messrs. Lundt, Bell and Johnston will each receive a payment equal to five times the sum of his average annual salary, bonus and profit sharing, based on a per year average over the five preceding years. The term "change of control" is defined in their agreements as

         - any tender offer, stock exchange offer or other take-over device in which any person becomes the beneficial owner of 30% or more of the total voting power of our outstanding securities;

         - any realignment of the Board of Directors or change in officers due to shareholder action;

         -     our sale by 30% or more of our assets; or

         - any merger or reorganization where we are not the surviving entity or our shareholders fail to retain substantially the same direct or indirect ownership in us immediately after the merger or reorganization.

         If Mr. Stoop is terminated for cause under his agreement, he will not be entitled to receive any severance compensation. If the termination is without cause, we are obligated to pay him a severance payment equal to 90 days' of base salary, payable in three equal monthly installments, and if the termination is because of a change of control, he is entitled to receive a severance payment equal to his annual salary, payable in three installments. A change of control is defined in his agreement as any sale or other disposition by the us of all or substantially all of our assets, any merger or consolidation with another corporation in which our shareholders as a group do not hold at least 50% of the voting power of the surviving corporation, or any person becomes the beneficial owner of 50% or more of our voting power.

         Limitations of Liability and Indemnification. Our Articles of Incorporation limit the personal liability of our directors and officers for monetary damages to the maximum extent permitted by Nevada law. Under Nevada law, these limitations include limitations on monetary damages for any action taken or failed to be taken as a director or officer except for an act or omission that involves intentional misconduct or a knowing violation of a law, or payment of improper distributions. Nevada law also permits a corporation to indemnify any current or former director, officer, employee or agent if the person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interest of the corporation. In the case of a criminal proceeding, the indemnified person must also have had no reasonable cause to believe his conduct was unlawful.

         Our by-laws provide that, to the fullest extent permitted by our Articles of Incorporation and the Nevada Business Corporation Act, we will indemnify, and advance expenses to, our officers, directors and employees in connection with any action, suit or proceeding, whether civil or criminal, to which those persons are made party by reason of their being our director, officer or employee. Any such indemnification would be in addition to the advancement of expenses.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which would result in a claim for such indemnification.

         Executive Compensation. The following table summarizes the compensation paid to or earned by our chief executive officer and our four most highly-compensated executive officers whose total salary and bonus exceed $100,000 during each of the past two fiscal years. Those persons are referred to throughout this prospectus as the "named executive officers." During the fiscal year ended December 31, 1996, none of our officers received any cash compensation, bonuses, stock appreciation rights, long-term compensation, stock awards or long-term incentive rights:

                           Summary Compensation Table

                                                              All Other
                                  Annual Compensation       Compensation
                               --------------------------- ----------------
Name and Principal Position    Fiscal Year     Salary($)
-----------------------------  -----------  -------------

M. Daniel Lunt                    1998         $102,000           -
President, CEO, Director          1997              (1)           -
                                                 -

James W. Johnston                 1998         $102,000           -
Chairman of the Board,            1997              (1)           -
Executive Vice President                         -

Kenneth W. Bell                   1998         $102,000           -
Senior Vice President, CFO        1997              (1)           -
Director                                         -
_______________________________
(1) The figures shown under the "Salary" column represent annual salary. Each of Messrs. Lunt, Johnston and Bell joined us effective July, 1998.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth, as of September 30, 1999, the beneficial ownership of our outstanding common stock by

         - each person known by us to own beneficially 5% or more of our outstanding common stock,

         -     each of our executive officers,

         -     each of our directors,

         -     all executive officers and directors as a group, and

         -     the selling stockholders.

Beneficial ownership after this offering will depend on the number of shares actually sold by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares issuable on either the exercise of vested options or warrants held by that person and that are exercisable within 60 days after September 30, 1999 or the conversion of any Series A Preferred Stock held by that person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                  Common Stock Beneficially                         Common Stock Beneficially Owned
                                  Owned Prior to Offering(1)         Number of            After Offering(2)
 Name of Beneficial Owner and     --------------------------       Shares Being     -------------------------------
      Relationship to Us             Shares        Percent          Registered          Shares          Percent
-------------------------------   ------------  ------------      -------------     --------------  ---------------
OFFICERS AND DIRECTORS
M. Daniel Lunt(3)                    1,798,383         15.1%          250,000          1,548,383          11.5%
President, CEO, Director

James W. Johnston(4)                 2,021,223         17.0%          250,000          1,771,223          13.2%
Chairman of the Board,
Executive V.P.

Kenneth W. Bell(5)                   1,510,608         12.7%          250,000          1,260,608           9.4%
Senior V.P., CFO, Treasurer,
Secretary, Director

Peter T. Stoop                           5,000             *            5,000                -               -
V.P. Marketing

Martin Cryer                            10,000             *           10,000                -               -
V.P. Product Development
All Executive Officers and           5,374,214         45.2%          794,000          4,580,214          34.1%
Directors as a Group (5
persons)(6)

SELLING STOCKHOLDERS

Jeffrey Peterson                        13,000             *           13,000                -               -
Consultant

Timothy J. Riker(7)                     29,000             *           29,000                -               -
Former Officer

Mike Schouten                            5,000             *            5,000                -               -
Marketing

Robert Stevens                           5,000             *            5,000                -               -
Programmer

Universal Insurance                     25,000             *            5,000             20,000             *
Consultant

Shane Smit                               4,000             *            4,000                -               -
Development

Brett Bell                               2,000             *            2,000                -               -
Marketing

Alexis Lee                               2,000             *            2,000                -               -
Support

Shane Jackson                            2,000             *            2,000                -               -
Accounting

Mutual Ventures                        450,000          3.8%          100,000            350,000           2.6%
Consultant

Capital Communications                 360,000          3.0%          100,000            260,000           1.9%
Consultant

Columbia Financial Group               100,000             *          100,000                -               -
Consultant

Tajunnisah Owesh(8)                    541,281          4.5%          541,281                -               -
Series A Preferred Stockholder

Ohoud F. Sharbatly(8)                  216,512          1.8%          216,512                -               -
Series A Preferred Stockholder

Mohammad A. Al-Quaiz(8)                216,512          1.8%          216,512                -               -
Series A Preferred Stockholder

Urban Development Est.(8)              108,256             *          108,256                -               -
Series A Preferred Stockholder

Yasser M. Zaidan(8)                    108,256             *          108,256                -               -
Series A Preferred Stockholder

Khaled A. Almubarak(8)                  45,512             *           45,512                -               -
Series A Preferred Stockholder

Gibraltor Worldwide, Inc.(8)           108,256             *          108,256                -               -
Series A Preferred Stockholder

Abdulwahhab A. Abdulwasea(8)            23,862             *           23,862                -               -
Series A Preferred Stockholder

Cardinal Capital Management(8)         189,000           1.6%         189,000                -               -
Warrantholder
-------------------------------

         * Less than 1% of the outstanding common stock.
         (1) Percentage of beneficial ownership prior to offering is based on 11,881,002 shares of common stock outstanding as of September 30, 1999. See "Summary" for a description of the calculation of the number of shares of common stock outstanding.
         (2) Percentage of beneficial ownership after offering is based on 13,438,449 shares of common stock. See "Summary". That figure assumes the sale of all the shares registered hereunder. The actual number of shares sold may be less than the total registered hereunder. See footnote number 8 below. See "Summary" for a description of the calculation of the number of shares of common stock to be outstanding.
         (3) Mr. Lunt shares voting power and investment power with his wife, Lori Lunt.
         (4) Mr. Johnston shares voting power and investment power of 1,953,339 shares held jointly with his wife, Catherine F. Johnston, 66,408 of such shares are held in the name of his wife, Catherine F. Johnston. He also influences the investment power and voting power of 1,476 shares held by his son, LeGrand Johnston. Mr. Johnston does not disclaim beneficial ownership of his wife's and son's shares.
         (5) Mr. Bell has sole voting power and investment power of 330,000 shares and shares voting power and investment power of 1,180,608 shares with his wife, Roberta L. Bell.
         (6) Assumes the matters set forth in footnotes 1 through 5.
         (7) Mr. Riker, formerly our vice president and chief scientist, left us effective May 1, 1999.
         (8) We are required to register for the benefit of the holders of the Series A Preferred Stock and the warrants issued in connection with the sale of the Series A Preferred Stock the number of shares equal to twice the number of shares of common stock those persons could acquire on the conversion of their Series A Preferred Stock, plus the number of shares of common stock those persons could acquire on exercise of the warrants. The number of shares set forth with respect to such Series A Preferred Stock holders and warrant holders reflects twice the number of shares that could be currently acquired upon the conversion of the Series A Preferred Stock plus the number of shares they could acquire on the exercise of the warrants. We may issue the holders of the Series A Preferred Stock and warrants fewer than the number of shares reflected for them in the chart, depending on the market value of our common stock on certain dates. See "Transactions Effected in Connection With the Offering" and "Description of Capital Stock."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information summarizes certain transactions either we engaged in during the past two years or we propose to engage in involving our executive officers, directors, 5% stockholders or immediate family members of those persons:

         Management Loans to Us. James Johnston, Kenneth Bell and Daniel Lunt secured a line of credit in the amount of $250,000, which they agreed to use to loan us up to that amount on a revolving basis, and loaned us an additional $50,000, for a total of $300,000 in 1997. Mssers. Johnston, Bell, and Lunt have received no direct or indirect consideration for their securing this line of credit. We subsequently drew down the entire $250,000 loan commitment. As of December 31, 1998, we owed $120,000 of the $300,000. In October 1998, we repaid the $50,000 loan and the line of credit was paid down to zero in January 1999, but it still remains available to be drawn on, if we need it, through December 31, 1999. In May 1998, Mr. Lunt loaned us $13,000, which we repaid in July 1998 though our issuance of additional common stock to Mr. Lunt.

         Indebtedness of Management. We advanced a total of $66,700 to James Johnston during 1997 and 1998. The amounts outstanding on these loans as of December 31, 1998 was $66,700. The interest rate is 8%, with interest and principle due on January 1, 2000, but was paid in full by Mr. Johnston in March 1999. We also advanced a total of $29,500 to Kenneth Bell in 1997 and 1998. Mr. Bell repaid those amounts to us in March 1999. We also loaned an entity owned by
M. Daniel Lunt $10,000 in 1997, and loaned him $4,000 personally in 1998. Five thousand dollars of the $10,000 loan was repaid by offsetting amounts we otherwise owed Mr. Lunt, and the other $5,000 was repaid in cash, and the $4,000 loan was paid to us in March 1999.

         Intellectual Property Development Rights. We purchased certain intellectual property from Jeffery Petersen in December 1998. In connection with that transaction, Timothy Riker disclaimed any interest he had in the property. Mr. Riker was involved in the early stages of the development of the intellectual property, which was further developed by Mr. Petersen before we purchased it.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no change in, or disagreements with, our principal independent accountant during our last two fiscal years.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         We are not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the offering. Our counsel, Parsons Behle & Latimer, will pass on the legality of the shares to be issued pursuant to the conversion of the Series A Preferred Stock and the exercise of the warrants issued in connection with the sale of the Series A Preferred Stock. Our financial statements at December 31, 1998 and 1997, and for the periods ending then, have been audited by Crouch, Bierwolf & Chisholm, as set forth in this report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

         We will not use the services of underwriters or dealers in connection with the sale of the shares registered hereunder. The shares will be freely transferable, except for the shares issued to certain of the selling stockholders who are affiliates. We will hold 1,557,447 of the shares in reserve for the conversion of the shares of Series A Preferred Stock and the exercise of the warrants pursuant to the terms of the purchase agreement for the Series A Preferred Stock.

         The selling stockholders will offer and sell the shares registered hereunder from time to time. They will act as principals for their own accounts in selling the shares and may sell the shares through public or private transactions, on or off established markets, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares and will pay all commissions and underwriting discounts in connection with their sale. Other than the exercise price the selling stockholders may pay with respect to the exercise of the warrants, we will not receive any proceeds from the sale of the shares.

         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell the shares through customary brokerage channels, including broker/dealers acting as principals (who then may resell the shares), in private sales, in transactions under Rule 144 under the Securities Act, or in block trades in which the broker/dealer engaged will attempt to sell the shares as agent but position and resell a portion of the block as principal to facilitate the transaction. We expect the selling stockholders to sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The selling stockholders may also pledge all or a portion of the shares as collateral in loan transactions. Upon any default by the selling stockholders, the pledgee in the loan transaction would then have the same rights of sale as the selling stockholders under this prospectus. The selling stockholders may also transfer the shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer, the transferee would have the same rights of sale as the selling stockholders under this prospectus. Finally, the selling stockholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

         From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for the purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved.) Brokers and dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to the Selling Stockholder. Broker dealers who acquire shares as principals may thereafter resell those shares from time to time in transactions in the over-the-counter market or otherwise and at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or negotiated transactions and, in connection with those resells, may pay to or receive from the purchasers of those shares commissions as described above.

         We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commission and other similar expenses incurred by them.

         At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus which will identify and set forth the aggregate amount of shares being offered and the terms of the offering. The selling stockholder may sell the shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws (and the provisions of the purchase agreement for the Series A Preferred Stock, which limit the number of shares of Series A Preferred Stock that their holders can convert to shares of common stock at any one time), the selling stockholders will generally not be restricted as to the number of shares which they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time. The selling stockholder and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the Selling Stockholder meets the applicable state notice and filing requirements.

         Available Information. This prospectus does not contain all of the information set forth in the registration statement relating to the shares. For further information, reference is made to the registration statement and such exhibits and schedules. Statements contained in the prospectus concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of the documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by that reference. Copies of these documents may be inspected, without charge, at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Denver Regional offices of the Commission located at 1801 California Street, Suite 4800, Denver, Colorado 80202. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of this material also should be available through the Internet by using the Commission's EDGAR Archive, the address of which is http://www.sec.gov.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital consists of 60,000,000 shares of common stock, $0.001 par value, and 50,000 preferred shares, $0.01 par value, of which 15,000 shares have been designated as the Series A Preferred Stock. As of September 30, 1999, there were 11,881,002 shares of common stock and 6,300 shares of Series A Preferred Stock outstanding. As of that date, an additional 440,000 shares of common stock may be issued upon the exercise of outstanding share options (of which 111,833 are presently exercisable), up to an additional 200,000 shares may be issued to a third party upon the exercise of warrants being acquired by that party in exchange fore services (of which, it has earned warrants for 150,000 shares to date), an additional 307,449 shares may be issued upon the exercise of the outstanding warrants issued in connection with the sale of the Series A Preferred Stock and an additional 624,999 shares of common stock may currently be issued upon the conversion of the Series A Preferred Stock into common stock. As of September 30, 1999, there were approximately 144 holders of record of the common stock and eight record holders of the Series A Preferred shares.

         Common Stock. Subject to preferences that may be applicable to any then outstanding preferred shares, holders of the common stock are entitled to receive, pro rata, such dividends as may be declared by our Board of Directors out of funds legally available for such purposes. In the event of our liquidation, dissolution or winding-up, the holders of the common stock are entitled to participate in all assets remaining after the payment of liabilities and the liquidation preferences of any then-outstanding preferred shares. The holders of the common stock have no preemptive rights and no right to convert the common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and all outstanding common stock are fully paid and non-assessable. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. We have not paid, and do not intend to pay, cash dividends on the common stock for the foreseeable future.

         Preferred Shares. Our Articles of Incorporation grant our Board of Directors the authority to issue up to 50,000 shares of preferred stock, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders.

         In February 1999, our Board of Directors created 15,000 shares of the Series A Convertible Preferred Stock, and sold 6,300 of these shares to certain of the selling stockholders for $1,000 per share. The Series A Convertible Preferred Stock gives its holders the right to receive $1,000, plus 6% each year for each share, before any of our other stockholders receive anything if we are liquidated, but does not give their holders the right to vote in most matters our stockholders are asked to consider and vote on. These shares of preferred stock also give their holders a right to receive an annual 6% dividend at the time the preferred shares are converted into common stock. We have the option of paying the dividend in cash or in shares of common stock. The Series A Preferred Stock is convertible into shares of common stock on the earlier of the day this registration statement becomes effective or June 1, 1999. Up to 20% of the
Series A Preferred Stock can be converted into common stock during each month following that. In addition to the right to convert the Series A Preferred Stock into common stock, we also gave the holders of the Series A Preferred Stock a limited right to receive additional shares of common stock at certain times if the market price for the common stock is less than $12.096 per share. On the 10th trading day after each of July 8, 1999, October 6, 1999 and February 13, 2000, the holders of the Series A Preferred Stock are entitled to receive the number of shares of common stock equal to one-third of the purchase price for their Series A Preferred Stock times the difference between the 10 day average closing price of the common stock and $12.096, divided by the conversion price of $10.08 per share, divided by the ten day trading average. For example, if for the ten day trading period beginning July 8, 1999 our common stock trades at $10 per share, the holders of the Series A Preferred Stock would receive 43,667 additional shares of common stock ([$12.096-$10.00] x [$6,300,000 / 3] / $10.08
/ 10). Based on the trading price of our common stock during the 10 business day period following October 6, 1999, the holders of the Series A Preferred Stock are entitled to receive an additional 318,088 shares of common stock. This is in addition to the 256,779 shares they are entitled to receive based on the price of our stock at the July 8 reset date. The Series A Preferred Stockholders also receive additional shares of common stock under certain other limited conditions, including if the Securities and Exchange Commission places a stop order on this registration statement.

         We believe our Board of Directors' authority to set the terms of, and our ability to issue, additional shares of preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of additional preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. However, we do not presently have any plan to issue any additional shares of preferred stock.

         Warrants. When we sold the Series A Preferred Stock to investors in February and March, we also issued them warrants. These warrants were issued in three series - Series A and Series B, which the investors in the Series A Preferred Stock acquired, and Series C, which we issued to a third party as a finder's fee for the transaction. The Series A Warrants allow their holders to purchase up to an aggregate of 71,069 shares of common stock at an approximate weighted average exercise price of $33.93 per share, or 125% of the closing bid price for our common stock on the day prior to the closing of the purchase agreement for the Series A Prefered Stock at any time through the fifth anniversary of the closing of the transaction. The Series B Warrants allow their holders to purchase up to an aggregate of 47,380 shares of common stock at an approximate weighted average exercise price of $40.71, 150% of the closing price, at any time through the warrant expiration date. The Series C Warrants allow its holder to purchase up to 189,000 shares of common stock at an approximate weighted average exercise price equal to $28.25 per share, or 105% of the closing price, at any time through the warrant expiration date. If the holders exercise all of these warrants, we would receive a total of $9,591,960.

         We have also entered into an agreement with a third party that is providing investor relations services to us. Under the agreement, we will grant that party warrants to acquire up to 200,000 shares of our common stock at $5 per share. As of September 30, 1999, that party has earned warrants to purchase 150,000 shares.

         Registrations Rights. We have granted contractual registration rights to the holders of the Series A Preferred Stock. Those persons are part of the selling stockholders. The registration rights we granted those selling stockholders are as follows:

         - the "registerable securities" covered by the rights include any of our shares of capital stock which are acquired on exercise of the warrants issued in connection with the sale of the Series A Preferred Stock or the conversion of the Series A Preferred Stock. A particular security is no longer a "registerable security" if it has been registered under a registration statement filed under the Securities Act and disposed of pursuant to the registration statement, the registration statement under the Securities Act is no longer required for the immediate public distribution of that security as a result of the application of the provisions of Rule 144 under that act, or the security in question ceases to be outstanding. "Registerable Securities" also includes all securities acquired as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events relating to those securities.

         - Subject to certain limitations, we were obligated to prepare and file with the Securities and Exchange Commission, on or before April 30, 1999, a registration statement under the Securities Act in order to permit a public offering sale of the registerable securities under the Securities Act. The holders of the Series A Preferred Stock waived the deadline for the filing of the registration statement from April 30, 1999 through the date hereof. We are also obligated to use our best efforts to cause a registration statement to become effective on or before June 30, 1999. This prospectus is a part of the registration statement contemplated by the registration rights.

         - We are required to maintain the registration statement, or a post-effective amendment, until the earlier the date of all the registerable securities have been sold pursuant to the registration statement, the date the holders of those share receive an opinion of counsel that the registerable securities may be sold under the provisions of Rule 144 without limitation, or five years after the date the holders of the Series A Preferred Stock first subscribed for their shares.

         - We are obligated to pay all fees, disbursements and out-of-pocket expenses and costs connected with the preparation and filing of the registration statement and complying with applicable securities and Blue Sky Laws, including, without limitation, attorneys fees. The holder of the shares subject to the registration statement are obligated to bear the costs, pro rata, of any underwriting discounts and commissions, if any, applicable to the registered securities being registerable, as well as the fees of their own counsel.

         - If this registration statement was not filed with the Securities Exchange Commission on or before April 30, 1999, or is not declared effective by the Securities and Exchange Commission on or before June 30, 1999 we are obligated to pay the holders of the Series A Preferred Stock, as liquidated damages for that failure, and not as a penalty, 2% of the purchase price of the then outstanding shares of Series A Preferred Stock for each thirty calendar day period until the registration statement is filed and/or declared effective. We would be required to pay the liquidate damages in cash.

         We have also granted registration rights to Messrs. Lunt, Johnston and Bell under the terms of their employment contracts. Those rights include both demand and "piggyback" rights.

         Anti-Takeover Effective Nevada Law In Certain Provisions. Nevada law provides that any agreement providing for the merger, consolidation or sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Article of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a stockholder does not have the right to dissent with respect to:

         -    a sale of assets or reorganization, or

         - any plan of merger or any plan of exchange, if the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market Systems, or are held of record by not less than 2,000 shareholders, and the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market System, or are held of record by not less than 2,000 holders.

         The Nevada Private Corporation Law also has three provisions designed to deter take-over attempts:

                  Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of a corporation, stockholders meeting must be held after delivery of an "offerors" statement, at the offerors expense, so that the stockholders of the corporation can vote on whether the shares proposed to be acquired can exercise voting rights. Except as otherwise provided in a corporation's Articles of Incorporation, the approval of the majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the Articles of Incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provides that the control share acquisition provisions do not apply. We have has not elected out of the control share acquisition provisions of Nevada law.

                  Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions with an "interested stockholder", which is defined as the beneficial owner of 10% or more of the voting power of the corporation, and certain affiliates of their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is first approved by the Board of Directors. After the initial three-year period, any combination must still be approved by majority of the voting power not beneficially owned by the interested stockholder or the interested stockholders affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the highest of the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares, or for holders of preferred stock, the highest liquidation value of the preferred sock.

                  Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interest of the corporation, may consider the interest of the corporations employees, suppliers, creditors and customers, the economy of the state and the nation, the interest of the economy and of society and the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interest of the corporations stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation' stockholders by adopting or executing plans that deny rights, privileges, powers or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, or officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          INDEX TO FINANCIAL STATEMENTS
                     WORDCRUNCHER INTERNET TECHNOLOGIES, INC

Audited Financial Statements:                                               Page
                                                                            ----
         Auditor's Report....................................................F-1

         Consolidated Balance Sheets at December 31, 1998 and 1997...........F-2

         Consolidated Statements of Operations for
                  Years Ended December 31, 1998 and 1997.....................F-4

         Consolidated Statements of Stockholders' Equity from
                  inception on November 5, 1996 through
                  December 31, 1998 and 1997.................................F-5

         Consolidated Statements of Cash Flows for the Years Ended
                  December 31, 1998, 1997 and 1996...........................F-7

         Notes to Consolidated Financial Statements..........................F-9

Interim Financial Statements (Unaudited):

         Balance Sheets at September 30, 1999 and 1998......................F-17

         Statement of Operations for the Nine Months Ended
                   September 30, 1999 and 1998..............................F-19

         Statement of Stockholders' Equity (Deficit) for the Nine
                   Months Ended September 30, 1999 and 1998 ................F-20

         Statement of Cash Flows for the Nine Months Ended
                   September 30, 1999 and 1998..............................F-21

         Notes to the Interim Financial
                   Statements...............................................F-22


















         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of WordCruncher Internet Technologies, Inc.



We have audited the accompanying consolidated balance sheets of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the results of its consolidated operations and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998 in conformity with generally accepted accounting principles.



Crouch, Bierwolf & Chisholm

Salt Lake City, Utah
January 21, 1999

                                 WordCruncher Internet Technologies, Inc.
                                      (a Development Stage Company)
                                       Consolidated Balance Sheets

                                                  ASSETS
                                                  ------
                                                                                            December 31,
                                                                                     1998                    1997
                                                                                -------------           -------------
CURRENT ASSETS

     Cash & Cash Equivalents (Note 1)                                           $    425,702            $     10,369
     Notes receivable-current portion (Note 3)                                             -                   5,000
                                                                                -------------           -------------

     Total Current Assets                                                            425,702                  15,369
                                                                                -------------           -------------

PROPERTY & EQUIPMENT (Note 2)                                                         81,419                  44,682
                                                                                -------------           -------------
OTHER ASSETS

     Organization Costs (Note 1)                                                       1,202                       -
     Notes receivable-related party (Note 3) long-term portion                       100,200                  77,000
     Interest receivable-long term                                                    10,018                   2,877
     Deposits                                                                          5,076                       -
                                                                                -------------           -------------

     Total Other Assets                                                              116,496                  79,877
                                                                                -------------           -------------

     TOTAL ASSETS                                                               $    623,617            $    139,928
                                                                                =============           ============

                   The accompanying notes are an integral part of these financial statements.

                                 WordCruncher Internet Technologies, Inc.
                                      (a Development Stage Company)
                                  Consolidated Balance Sheets continued

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
                                   ------------------------------------
                                                                                             December 31,
                                                                                     1998                    1997
                                                                                -------------           -------------
CURRENT LIABILITIES

     Accounts payable                                                           $     10,421            $      1,170
     Accrued expenses                                                                 23,752                   2,960
     Accrued Interest                                                                    740                   2,469
     Current portion of long-term liabilities (Note 4)                               136,006                 314,708
                                                                                -------------           -------------
     Total Current Liabilities                                                       170,919                 321,307
                                                                                -------------           -------------

LONG TERM LIABILITIES (Note 4)

     Notes payable-related party                                                     120,000                 300,000
     Capital lease obligations                                                        27,620                  42,272
     Less current portion                                                           (136,006)               (314,708)
                                                                                -------------           -------------
     Total long term Liabilities                                                      11,617                  27,564
                                                                                -------------           -------------
     TOTAL LIABILITIES                                                               182,533                 348,872
                                                                                -------------           -------------

STOCKHOLDERS' EQUITY

     Common stock, authorized 60,000,000 shares of $.001 par value, issued and outstanding 11,877,002 and 363,689 shares,
     respectively                                                                     11,877                   1,091
     Additional Paid-in capital                                                    1,247,334                 125,184
     Deficit accumulated during the development stage                               (818,127)               (335,218)
                                                                                -------------           -------------
     Total Stockholders' Equity                                                      441,084                (208,943)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $    623,617            $    139,928
                                                                                =============           =============

                   The accompanying notes are an integral part of these financial statements.

                                 WordCruncher Internet Technologies, Inc.
                                      (a Development Stage Company)
                                       Consolidated Balance Sheets

                                                                                                 From inception on
                                                             For the Year ended                  November 5, 1996
                                                                 December 31,                    through December 31,
                                                  1998              1997             1996              1998
                                             -------------     -------------     -------------     -------------
REVENUES                                     $     82,678      $     24,484      $          -      $    107,162

COST OF SALES                                      15,864               806                 -            16,670
                                             -------------     -------------     -------------     -------------
GROSS PROFIT                                       66,814            23,678                 -            90,492
                                             -------------     -------------     -------------     -------------
SELLING EXPENSES                                   34,554             5,274                 -            39,828

RESEARCH & DEVELOPMENT                            266,563           126,281                 -           392,844

GENERAL &
     ADMINISTRATIVE EXPENSES                      227,724           213,293                 -           441,017
                                             -------------     -------------     -------------     -------------
TOTAL OPERATING EXPENSES                          528,841           344,848                 -           873,689
                                             -------------     -------------     -------------     -------------
OPERATING LOSS                                   (462,027)         (321,170)                -          (783,197)
                                             -------------     -------------     -------------     -------------
OTHER INCOME
     AND (EXPENSES)

     Interest income                                7,276             2,877                 -            10,153
     Miscellaneous income                               -               200                 -               200
     Interest expense                             (28,158)          (17,125)                -           (45,283)
                                             -------------     -------------     -------------     -------------
     Total Other Income and (Expenses)            (20,882)          (14,048)                -           (34,930)
                                             -------------     -------------     -------------     -------------
LOSS BEFORE INCOME TAXES                         (482,909)         (335,218)                -          (818,127)

PROVISIONS FOR INCOME
     TAXES (Note 1)                                     -                 -                 -                 -
                                             -------------     -------------     -------------     -------------
NET LOSS                                     $   (482,090)     $   (335,218)     $          -      $   (818,127)
                                             =============     =============     =============     =============
LOSS PER COMMON SHARE
     net loss                                $       (.08)     $       (.61)     $          -      $       (.25)
                                             =============     =============     =============     =============
WEIGHTED AVERAGE
     OUTSTANDING SHARES                         6,100,679           545,535      $          -          3,323,107
                                             =============     =============     =============     =============

                   The accompanying notes are an integral part of these financial statements.

                                      WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                  Consolidated Statements of Stockholders' Equity
                            From Inception on November 5, 1996 through December 31, 1998
                                                                                                       Deficit
                                                                                                     Accumulated
                                                                                    Additional        During the
                                                         Common Stock                 Paid-in        Development
                                                 Shares             Amount            Capital           Stage
                                             -------------     -------------     -------------     -------------
Balance at inception-November 5, 1996                   -      $          -      $          -      $          -

Net loss for the period ended
     December 31, 1996                                  -                 -                 -                 -
                                             -------------     -------------     -------------     -------------
Balance December 31, 1996                               -                 -                 -                 -

January 97 - Issuance of stock for cash
     to organizers at $.001 per share             622,500               623                52                 -

February 97 - Issuance of stock for
     cash at $.001 per share                       67,500                67                 8                 -

February 97 - Issuance of stock for
     license agreement                            110,742               111              (111)                -

September 1997 - Issuance of stock
     to employees for services at
     $.33 per share                               252,450               252            83,898                 -

August 1997 - Issuance of stock for
     services performed at $1.09 per share         37,875                38            41,337                 -

Net loss for the year
     ended December 31, 1997                            -                 -                 -          (335,218)
                                             -------------     -------------     -------------     -------------
Balance on December 31, 1997                    1,091,067             1,091           125,184          (335,218)

July 1998 - Issuance of stock for cash
     at $4.17 per share                           120,000               120           499,880                 -

July 98 - Reverse acquisition and               9,885,435             9,886            (8,550)                -
     reorganization adjustment

July 98 - Stock issued for cash at $.725          690,000               690           499,310                 -
     per share

July 98 - Stock issued for debt conversion         13,500                13            12,987                 -
     at $.96 per share

October 98 - Shares issued for services at         39,000                39            70,161                 -
     $1.90 per share

October 98 - Shares issued for software            13,000                13            23,387                 -
     technology at $1.80 per share

November 98 - Shares issued for insurance          25,000                25            24,975                 -
     coverage at $1.0 per share

Net Loss for the year ended December 31,                -                 -                 -          (482,909)
                                             -------------     -------------     -------------     -------------
     1998
                                             -------------     -------------     -------------     -------------
Balance on December 31, 1998                   11,877,002      $     11,877      $  1,247,334      $   (818,127)
                                             =============     =============     =============     =============

                   The accompanying notes are an integral part of these financial statements.

                                      WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                       Consolidated Statements of Cash Flows
                                                                                                  From inception on
                                                              For the Year ended                   November 5, 1996
                                                                 December 31,                     through December 31,
                                                 1998               1997              1996             1998
                                             -------------     -------------     -------------     -------------
Cash Flows From Operating Activities
Net income (loss)                            $   (482,909)     $   (335,218)     $          -      $   (818,127)
Non-cash items:
     Depreciation & amortization                   10,406             6,419                 -            16,825
     Stock issued for services                     95,200           125,525                 -           220,725
(Increase)/decrease in current assets:
     Interest receivable                           (7,141)           (2,877)                -           (10,018)
Increase/(decrease) in current
     liabilities:
     Accounts payable                               4,251             1,170                 -             5,421
     Accrued expenses                              19,063             5,429                 -            24,492
                                             -------------     -------------     -------------     -------------

Net Cash Provided (Used)
     by Operating Activities                     (361,130)         (199,552)                -          (560,682)
                                             -------------     -------------     -------------     -------------

Cash Flows from Investing Activities
     Cash paid for property, equipment            (18,627)                -                 -           (18,627)
     and software technology
Cash received on notes receivables                  5,000                 -                 -             5,000
Cash advanced on notes receivable                 (23,200)          (82,000)                -          (105,200)
Cash paid for deposits                             (5,076)                -                 -            (5,076)
                                             -------------     -------------     -------------     -------------

Net Cash Provided (Used) by Investing             (41,903)          (82,000)                -          (123,903)
                                             -------------     -------------     -------------     -------------
     Activities

Cash Flows from Financing Activities
     Cash received from stock issuance          1,000,000               750                 -         1,000,750
     Cash received from debt financing             13,000           300,000                 -           313,000
     Principal payments on long-term debt        (194,634)           (8,829)                -          (203,463)
                                             -------------     -------------     -------------     -------------
Net Cash Provided (Used) by Financing             818,366           291,921                 -         1,110,287
     Activities

Increase/(decrease) in Cash                       415,333            10,369                 -           425,702
Cash and Cash Equivalents at Beginning of          10,369                 -                 -                 -
     Period
                                             -------------     -------------     -------------     -------------
Cash and Cash Equivalents at End of Period   $    425,702      $     10,369      $          -      $    425,702
                                             =============     =============     =============     =============

Supplemental Cash Flow Information:
     Cash paid for interest                  $     29,888      $     14,656      $          -      $     44,544
     Cash paid for income taxes              $         -       $          -      $          -      $          -
Non-cash financing transaction:
     Purchase of equipment with lease        $         -       $     51,190      $          -      $     51,190
     obligations

                   The accompanying notes are an integral part of these financial statements.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


         a.       Organization

         WordCruncher Internet Technologies, Inc. (the Company) was incorporated on November 5, 1996 in the state of Utah under the name of Redstone Publishing, Inc. On March 10, 1997 the Company changed its name to WordCruncher Publishing Technologies, Inc. During July 1998, the Company merged with Dunamis, Inc. a public company organized in the State of California. Dunamis has essentially no assets and liabilities, and management of Dunamis has resigned and management of the Company now manages the consolidated entity. The merger was recorded as a reverse acquisition, therefore WordCruncher is the accounting survivor.

         In connection with the merger, the Company changed it's name to WordCruncher Internet Technologies, Inc. and changed its domicile to the State of Nevada. The Company's headquarters are in Draper, Utah, where the Company is engaged in the marketing of a search engine software product. The Company has acquired a license agreement from a University wherein the Company has an exclusive, worldwide right to sell, develop and manufacture the "wordcruncher" technology.

         b.       Recognition of Revenue

         The Company recognizes income and expense on the accrual basis of accounting. The Company receives revenues from services provided for indexing printed materials to online format. Pursuant to SOP 97-2, revenue is recorded when the services are completed. The Company also generates revenues from the sale of their publishers proprietary version of the search engine technology. This product is sold separately without future performance such as upgrades or maintenance, and is not sold separately with future performance such as upgrades or maintenance, and is not sold with PCS services, therefore according to SOP 97-2.08 revenue is recorded upon the sale and delivery of the product. Licensing fees are also generated from the sublicensing of the technology which is included in the products of the sublicense entities and is recorded as revenue when received.

         c.       Earnings (Loss) Per Share

         The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Preferred shares issued subsequent to December 31, 1998, that were convertible into common shares, were not included in computing diluted EPS because their effects were antidilutive.

         d.       Provision for Income Taxes

                  In 1997, WordCruncher Publishing Technologies, Inc. elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income during that period of time. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's net operating income in their individual income tax returns. Effective July 1, 1998, the Company will file a consolidated return with its parent and will lose its S-Corporation status.

         No provision for income taxes has been recorded due to net operating loss carry forwards totaling approximately $460,00 that will be offset against future taxable income. These carry forwards begin to expire in 2013. No tax benefit has been reported in the financial statements because the Company has not yet proven it can generate taxable income.

         Deferred tax assets and the valuation account is as follows at December 31, 1998 and 1997:

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


                                               1997               1998
         Deferred tax asset:               ------------       ------------

              NOL carry forward            $   156,400        $        -

              Valuation allowance             (156,400)                -

         Total                             $         -        $        -
                                           ============       ============


         e.       Cash and Cash Equivalents

         The company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

         f.       Property and Equipment

         Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations.

         The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment, furniture and software are 5 years, 7 years and 3 years, respectively. Depreciation expense for the period ended December 31, 1998 and 1997 is $10,272 and $6,419, respectively.

         g.       Stock Split & Change in Par Value

         In July 1998, the Company authorized a 3 for 1 forward stock split. These financial statements have been retroactively restated to reflect the stock split. Pursuant to the reserve merger with Dunamis the Company's par value changed to $.001. This change has also been retroactively applied.

         h.       Cost of Sales

         The costs associated with product sales including shipping expenses are recorded as cost of sales.

         i.       Software Development Costs

         The Company expenses all costs associated with software development as research and development expense until technological feasibility has been achieved. Subsequent to technological feasibility, costs to produce product masters are capitalized and amortized over a three year period. Amortization will start when the product is available for general release, which is yet to come.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


         j.       Development Stage Company

         The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It is concentrating substantially all of its efforts in raising capital and developing its internet version of Spyhop for future commercial release.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


NOTE 2 - Property & Equipment

         Property and equipment consists of the following at December 31, 1998 and 1997:

                                                1998              1997
                                           -------------     -------------
         Computer equipment                $      8,609      $          -

         Leased computer equipment               45,743            45,743

         Leased furniture equipment               5,358             5,358

         Software technology                     38,400                 -
                                           -------------     -------------
                                                 98,110            51,101
         Less:
              Accumulated                           358                 -
         depreciation - equipment
              Accumulated                       (16,333)           (6,419)
         depreciation - leased equipment
                                           -------------     -------------
         Total Property & Equipment        $     81,419      $     44,682
                                           =============     =============

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


NOTE 3 - Notes Receivable - Related Party

         The Company loaned money to several officers/shareholders of the Company. Notes receivable at December 31, 1998 and 1997 consist of the following:

                                                         December 31,
                                                     1998               1997
                                                 -------------     -------------
Note receivable from James Johnston,
an officer, interest rate of 8%,
interest and principal due January 1, 2000.            66,700            56,250

Note receivable from Kenneth Bell, an officer,
bears interest at 8%, principal and interest
due January 1, 2002.                                   29,500            20,750

Note receivable from a corporation owned
by Dan Lunt, an officer, bears interest at
8% principal and interest due January 1, 2000           4,000             5,000
                                                 -------------     -------------
         Total                                        100,200            82,000

Less current portion                                        -              5,000
                                                 -------------     -------------
Notes receivable - long term                     $    100,200      $      77,000
                                                 =============     =============


NOTE 4 - Long-Term Liabilities

         Long Term Liabilities are detailed in the following schedules as of December 31, 1998 and 1997:

                                                            December 31,
                                                      1998              1997
                                                 -------------     -------------
Notes payable related party is detailed
as follows:

Note payable to three officers of the Company,
bears interest of prime + 1 1/2%, with
principal due December 1999, unsecured note      $    120,000      $    300,000
                                                 -------------     -------------
Total notes payable - related party              $    120,000      $    300,000
                                                 -------------     -------------
Capital lease obligation to a corporation
for computer equipment, lease payments
due monthly of $234 through December 2001,
bears interest at 14%, secured by computer       $      6,818      $      8,386
equipment.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


Capital lease obligation to a corporation
for computer equipment and furniture,
lease payments due monthly of $436 through
April 2000, bears interest at 11%, secured
by equipment.                                           6,946            11,467

Capital lease obligation to a corporation
for equipment, lease  payments due monthly
of $499 through April 2000, bears interest
at 11.5%, secured by equipment.                         7,786            12,569

Capital lease obligation to a corporation for
computer equipment, lease payments due monthly
of $369 through June 2000, bears interest
at 11.5%, secured by computer equipment                 6,070             9,850
                                                 -------------     -------------
Total Lease Obligations                                27,620            42,272
                                                 -------------     -------------
Total long term liabilities                           147,620           342,272
                                                 -------------     -------------
Less current portion of:
     Notes payable - related party                    120,000           300,000
     Capital lease obligations                         16,006            14,708
                                                 -------------     -------------
Total current portion                                 136,006           314,708
                                                 -------------     -------------
Net Long Term Liabilities                        $     11,614      $     27,564
                                                 =============     =============


         Future minimum principal payments on notes payable related party are as follows:

         1999                                          $     120,000
                                                       --------------
         Total notes payable-related party             $     120,000
                                                       ==============
         Future minimum lease payments are as follows at December 31, 1998:

         1999                                                 18,456
         2000                                                  9,758
         2001                                                  2,806
                                                       --------------
                                                              31,020
         Less portion representing interest                   (3,400)
                                                       --------------
         Total                                         $      27,620
                                                       ==============


NOTE 5 - Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997



NOTE 6 - Commitments and Contingencies

         The Company is committed for their office facilities. Monthly lease payments are due of $3,744 for a 38 month period.

         Future minimum lease payments are as follows at December 31, 1998:

                                        1999                     44,928
                                        2000                     44,928
                                        2001                     44,928
                                        2002                      7,488
                                                               ---------
                                                                142,272

         As part of the license agreement described in Note 7, the Company is committed to minimum royalty payments as follows:

                                        1999                     20,000
                                        2000                     50,000
                                        2001                    100,000
                                        2002                    150,000

         These minimum royalties are due as long as the license agreement is in effect.

         The Company has committed to Employment agreements to three officers of the Company. The agreements commenced in September 1998 and end in August 2001. Monthly installments on the agreements total $25,500.


NOTE 7 - Licenses

         On February 14, 1997, the Company signed an exclusive license agreement with Brigham Young University, a Utah non-profit corporation and educational institution, wherein the Company has the worldwide rights to market, modify, develop and manufacture the "wordcruncher" technology, which is a software program used to search data for specific items (search engine). The term of the license covers the underlying period of the patent as provided for by federal law, which is 17 years. The agreement calls for license fees and royalties of 3% of adjusted gross sales, and 50% of royalty payments from sublicenses. Annual minimum royalties begin for the calendar year 1999 and are due the quarter following the year end, as specified in Note 6. Minimum royalty payments will be capped at $150,000 from 2002 on. The Company acquired the license through stock issuance, and was required to maintain BYU's equity interest of 10% through July 1998.

                    WordCruncher Internet Technologies, Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 1998 and 1997


NOTE 8 - Related Party Transactions

         James Johnston, Kenneth Bell and Dan Lunt, officers and shareholders of the Company, borrowed $300,000 from a bank and loaned the funds to the Company. At December 31, 1998 and 1997, $120,000 and $300,000 was outstanding, respectively. Also in May 1998, Dan Lunt loaned the Company $13,000, which was paid by December 31, 1998.

         The Company has advanced funds to James Johnston in the amount of $66,700 and 56,250 at December 31, 1998 and 1997, respectively. Advances have also been made to Kenneth Bell of $29,500 and 20,750 at December 31, 1998 and 1997, respectively.

         During 1997, the Company loaned $10,000 to a Company owned by Dan Lunt. $5,000 was repaid in 1997 and $5,000 was offset against advertising costs incurred by Mr. Lunt in 1998. During 1998, the Company advanced an additional $4,000 on a note receivable due in 2000, all of which is outstanding at December 31, 1998.

NOTE 9 - Subsequent Events

         On January 19, 1999 the Board of Directors organized a Series A Convertible Preferred Stock with 15,000 shares authorized. The preferred stock has a stated value of $1,000 per share, a cumulative dividend of 6%. The Company issued 6,300 shares of the Series A Convertible Preferred Stock in February and March 1999. Under the terms of the document for those sales, the shares are convertible into 624,999 shares of common stock at a conversion rate of $10.08 per share, upon registration of the common stock. The conversion price was based on the average closing price of the Company's common stock during the 20 day period immediately preceding the closing of the preferred issuance. The preferred shares hold no voting rights, and up to 20% of the preferred stock can be converted into common during each month following June 1, 1999 or the effective date of the Company's prospectus, whichever occurs earliest.

      The preferred stock includes a "lock-out" provision, which prevents the preferred shareholders from converting into common stock for a period of 5 months after the issuance of the preferred stock. Preferred shareholders have a limited right to receive additional shares of common stock at certain times if the market price of the common stock is less than $12.096 per share. On the 10th trading day after each of July 8, 1999, October 6, 1999, and February 13, 2000, preferred shareholders are entitled to receive the number of shares of common stock equal to one-third of the purchase price for their Series A Preferred Stock times the difference between the 10 day average closing price of the common stock and $12.096, divided by the ten day trading average.


         On the dates that the Series A Preferred Stock was issued, the intrinsic values of the beneficial conversion feature were $10,995,740 and $31,944 respectively. The intrinsic value was derived by the difference between the conversion price and the market value of the common stock on the day of the preferred stock issuance, times the number of common shares into which the preferred stock was convertible. The proceeds received from the sale of the convertible instruments were $6,100,000 and $200,000 respectively. Since the intrinsic values of the beneficial conversion feature are greater than the proceeds, the discounts assigned to the convertible instruments are $6,100,000 and $31,944 respectively, creating a total discount of $6,131,944. This amount is being accreted over a five month period, which is the period to the security's earliest conversion date of November 30, 1999.


      The investors of the Series A Preferred Stock were also issued Series A and B warrants to purchase common stock. A Series C warrant was also issued to a third party as a finders fee. Series A warrants allow their holders to purchase up to an aggregate of 71,069 shares of common stock at a weighted average price of $34.53 per share (125% of the closing bid price of the common stock on the day prior to the closing of the purchase agreement) at any time through the fifth anniversary of the closing. Series B warrants allow their holders to purchase up to an aggregate of 47,380 shares of common stock at a weighted average of $41.44, through the expiration date. Series C warrants allow their holders to purchase up to 189,000 shares of common stock at a weighted average price of $29.01 per share through the fifth anniversary of the warrant issue.

                                           Interim Financial Statements
                                     WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                                   Balance Sheet

                                                      ASSETS

                                                                                   September 30,
                                                                               1999              1998
                                                                         ------------------ ----------------
CURRENT ASSETS

         Cash and cash equivalents                                       $     4,060,802    $      1,049
         Stock subscription receivable                                                 -         750,000
         Accounts receivable                                                       1,485           9,990
         Interest receivable                                                       3,840               -
         Notes receivable - current portion                                        2,669               -
                                                                         ------------------ ----------------
                       Total Current Assets                                    4,068,796         761,039
                                                                         ------------------ ----------------

PROPERTY & EQUIPMENT                                                             756,045          41,439
                                                                         ------------------ ----------------
OTHER ASSETS

         Organization costs                                                        1,002           1,336
         Notes receivable-related party long-term portion                              -         100,200
         Interest receivable-long term                                                 -           8,630
         Deposits                                                                  5,076               -
                                                                         ------------------ ----------------
                  Total Other Assets                                               6,078         110,166
                                                                         ------------------ ----------------
                           TOTAL ASSETS                                  $     4,830,919    $    912,644
                                                                         ================== ================

The accompanying notes are an integral part of these financial statements.

                                           Interim Financial Statements
                                     WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                              Balance Sheet (cont'd)

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 September 30,
                                                                      1999                             1998
                                                                 --------------                  ---------------
CURRENT LIABILITIES

         Accounts payable                                         $     60,794                   $            -
         Accrued expenses                                               38,141                           10,587
         Accrued interest                                                   65                            1,570
         Current portion of long-term liabilities                       12,209                          195,005
                                                                 --------------                  ---------------
                  Total Current Liabilities                            111,209                          207,162
                                                                 --------------                  ---------------

LONG TERM LIABILITIES

         Notes payable-related party                                         -                          180,000
         Capital lease obligations                                      15,209                           30,214
         Less current portion                                          (12,209)                        (195,005)
                                                                 --------------                  ---------------
                  Total Long Term Liabilities                            3,000                           15,209
                                                                 --------------                  ---------------
                  TOTAL LIABILITIES                                    114,209                          222,371
                                                                 --------------                  ---------------

STOCKHOLDERS' EQUITY

         Preferred stock (Note 1)                                           63                                -
         Common stock                                                   11,881                           11,800
         Additional Paid-in capital                                 16,717,174                        1,128,811
         Warrants to purchase common stock (Note 3)                    258,000                                -
         Deficit accumulated during the development stage           (9,400,442)                        (450,338)
               Deferred compensation (Note 2)                       (2,805,467)                               -
               Deferred professional services (Note 3)                 (64,500)                               -
                                                                 --------------                  ---------------
                  Total Stockholders' Equity                         4,716,710                          690,273
                                                                 --------------                  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                                                    $   4,830,919                   $      912,644
                                                                 ==============                  ===============

The accompanying notes are an integral part of these financial statements.

                                           Interim Financial Statements
                                     WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                              Statement of Operations


                                                                   For the Nine Months Ended September 30,
                                                                     1999                         1998
                                                              --------------------         -------------------
REVENUES                                                      $          22,499            $         77,640
COST OF SALES & ROYALTIES                                                26,400                       1,243
                                                              --------------------         -------------------
GROSS PROFIT (LOSS)                                                      (3,900)                     76,397
                                                              --------------------         -------------------
RESEARCH & DEVELOPMENT                                                  477,347                      32,690
SALES &  MARKETING                                                      556,567                           -
GENERAL & ADMINISTRATIVE                                                668,828                     133,685
DEPRECIATION AND AMORTIZATION                                            80,948                       7,543
WARRANTS & STOCK COMPENSATION EXPENSE
   AMORTIZATION (NOTE 2 and 3)                                          710,583                           -
                                                              --------------------         -------------------
TOTAL OPERATING EXPENSE                                               2,494,274                     173,918
                                                              --------------------         -------------------
OPERATING LOSS                                                       (2,498,175)                    (97,521)
                                                              --------------------         -------------------
OTHER INCOME AND (EXPENSES)
         Interest income                                                158,428                       5,753
         Interest expense                                                (3,561)                    (23,352)
                                                              --------------------         -------------------
              Total Other Income and (Expenses), net                    154,867                     (17,600)
                                                              --------------------         -------------------
LOSS BEFORE INCOME TAXES                                             (2,343,308)                    (115,120)
PROVISION FOR INCOME TAXES                                                    -                            -
                                                              --------------------         -------------------
NET LOSS                                                             (2,343,308)                   (115,120)
                                                              ====================         ===================
DEDUCTION FOR DIVIDENDS & ACCRETION (NOTE 1)                         (6,239,007)           $              -
                                                              ====================         ===================
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                  $      (8,582,314)           $       (115,120)
                                                              ====================         ===================


BASIC AND DILUTED LOSS PER COMMON SHARE

         Basic loss per common share (Note 4)                      $     (0.723)              $      (0.030)
         Diluted loss per common share (Note 4)                          (0.723)                     (0.030)

WEIGHTED AVERAGE OUTSTANDING SHARES                                  11,877,647                   3,827,886
                                                              ====================         ===================

The accompanying notes are an integral part of these financial statements.

                                           INTERIM FINANCIAL STATEMENTS
                                     WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
                                           (a Development Stage Company)
                                         Statement of Stockholders' Equity
                                  From January 1, 1999 through September 30, 1999

                                                                                                           Deficit
                                                                                             Warrants    Accumulated     Deferred
                                                                               Additional       to        during the   Compensation
                              Preferred Stock             Common Stock          Paid-in      Purchase    Development         &
                                                                                              Common                   Professional
                            Shares       Amount       Shares       Amount       Capital        Stock        Stage        Services
                           --------     --------    ---------    ---------    -----------     ---------  -----------     ---------
Balance on January 1,               -            -   11,877,002      $11,877   $1,247,334             -    $(818,127)            -
1999

January 1999-Warrants               -            -            -            -            -       258,000                   (258,000)
granted in exchange for
services (Note 3)

February 1999-Issuance          6,100           61            -            -    5,719,839             -            -             -
of preferred stock for
cash at $1,000 per
share, $.01 par value
(Note 1)

March 1999-Issuance of            200            2            -            -      187,998             -            -             -
preferred stock for
cash at $1,000 per
share, $.01 par value
(Note 1)

March 1999-Adjusting                -            -            -            -           51             -            -             -
journal entry to
account for petty cash
account

Deferred compensation               -            -            -            -    3,322,550             -            -    (3,322,550)
related to options
granted during the
interim period ended
September 30, 1999 (Note 2)

Charge for deferred                 -            -            -            -            -             -            -       517,083
compensation related to
options granted during
the interim period
ended September 30,
1999 (Note 2)

Charge for deferred                 -            -            -            -            -             -            -       193,500
professional services
related to warrants
granted in January 1999
(Note 3)

August 1999-Issuance of             -            -        4,000            4          396             -            -             -
common stock pursuant
to exercise of stock
options (Note 2)

Net Loss for the                    -            -            -            -            -             -   (2,343,308)            -
interim period ended
September 30, 1999

Dividends and Accretion             -            -            -            -    6,239,007             -   (6,239,007)            -
of convertible                --------     --------    ---------    ---------  -----------     ---------  -----------     ---------
preferred stock (Note 1)

Balance on September            6,300          $63   11,881,002      $11,881  $16,717,174      $258,000  $(9,400,442)  $(2,869,967)
30, 1999                        =====          ===   ==========      =======  ===========      ========  ============  ============

The accompanying notes are an integral part of these financial statements.

                                           Interim Financial Statements
                                     WordCruncher Internet Technologies, Inc.
                                           (a Development Stage Company)
                                              Statement of Cash Flows

                                                           For the Nine Months Ended          For the Nine Months
                                                                  September 30                 Ended September 30
                                                                      1999                            1998
                                                           ---------------------------      -------------------------
Cash Flows From Operating Activities

Net income (loss)                                                   $    (2,343,308)                 $    (115,120)
Non-cash items:
         Depreciation & amortization                                        791,532                          7,543
(Increase)/decrease in current assets:
         Accounts receivable                                                 (1,485)                        (9,990)
         Interest receivable                                                  6,177                         (5,753)
         Notes receivable                                                    (2,669)                             -
Increase/(decrease) in current liabilities:
         Accounts payable                                                    50,373                        (1,170)
         Accrued expenses                                                    13,714                          6,728
                                                           ---------------------------      -------------------------
         Net Cash Provided (Used) by Operating Activities                (1,485,666)                      (117,762)
                                                           ---------------------------      -------------------------
Cash Flows from Investing Activities
         Cash paid for property, equipment and software                    (752,822)                        (4,300)
         technology
         Cash received on notes receivables                                 110,200                          5,000
         Cash advanced on notes receivable                                  (12,500)                       (23,200)
                                                           ---------------------------      -------------------------
           Net Cash Provided (Used) by Investing                           (655,122)                       (22,500)
           Activities                                      ---------------------------      -------------------------

Cash Flows from Financing Activities
         Cash received from preferred stock issuance                      6,300,000                              -
              Cash received from stock options exercised                        400                              -
         Cash received from debt financing                                   10,000                        283,000
         Cash paid for fees associated with preferred                      (392,100)                             -
         stock issuance
         Principal payments under capital lease                             (12,412)                       (12,058)
         obligations
               Principal payments on long-term debt                        (130,000)                      (140,000)
                                                           ---------------------------      -------------------------
                  Net Cash Provided (Used) by
                  Financing Activities                                    5,775,888                        130,942
                                                           ---------------------------      -------------------------
         Increase/(decrease) in Cash                                      3,635,100                         (9,320)
Cash and Cash Equivalents at Beginning of Period                            425,702                         10,369
                                                           ---------------------------      -------------------------
Cash and Cash Equivalents at End of Period                          $     4,060,802                 $        1,049
                                                           ===========================      =========================
Supplemental Cash Flow Information:
         Cash paid for interest                                     $         3,561                 $       23,352
         Cash paid for income taxes                                 $           100                 $            -
Non-cash financing transactions:
         Purchase of equipment with lease obligations               $             -                 $            -

The accompanying notes are an integral part of these financial statements.

                      Notes To Interim Financial Statements
                    WordCruncher Internet Technologies, Inc.
                          (a Development Stage Company)

              Note 1.      Preferred Stock Issuance

              On January 19, 1999 the Board of Directors organized a Series A Convertible Preferred Stock with 15,000 shares authorized. The preferred stock has a stated value of $1,000 per share, a cumulative dividend of 6%. The Company issued 6,300 shares of the Series A Convertible Preferred Stock in February and March 1999. Under the terms of the document for those sales, the shares are convertible into 624,999 shares of common stock at a conversion rate of $10.08 per share, upon registration of the common stock. The conversion price was based on the average closing price of the Company's common stock during the 20 day period immediately preceding the closing of the preferred issuance. The preferred shares hold no voting rights, and up to 20% of the preferred stock can be converted into common during each month following June 1, 1999, or the effective date of the Company's prospectus, whichever occurs earliest.


              The preferred stock includes a "lock-out" provision, which prevents the preferred shareholders from converting into common stock for a period of 5 months after the issuance of the preferred stock. Preferred shareholders have a limited right to receive additional shares of common stock at certain times if the market price of the common stock is less than $12.096 per share. Shares issued pursuant to this provision are termed preferred stock reset shares. On the 10th trading day after each of July 8, 1999, October 6, 1999, and February 13, 2000, preferred shareholders are entitled to receive the number of shares of common stock equal to one-third of the purchase price for their Series A Preferred Stock times the difference between the 10 day average closing price of the common stock and $12.096, divided by the ten day trading average. As of September 30, 1999, based on the trading price of our common stock during the 10 business day period following July 8, 1999, the holders of the Series A Preferred Stock are entitled to receive an additional 256,779 shares of common stock.


              On the dates that the Series A Convertible Preferred Stock were issued, the intrinsic values of the beneficial conversion feature were $10,995,740 and $31,944 respectively. The intrinsic value was derived by the difference between the conversion price and the market value of the common stock on the day of the preferred stock issuance, times the number of common shares into which the preferred stock was convertible. The proceeds received form the sale of the convertible instruments were $6,100,000 and $200,000 respectively. Since the intrinsic values of the beneficial conversion feature are greater than the proceeds, the discounts assigned to the convertible instruments are $6,100,000 and $31,944 respectively, creating a total discount of $6,131,944. This amount is being accreted over a five month period, which is the period to the security's earliest conversion date of November 30, 1999, and is reflected on the statement of operations as a deduction for dividends and accretion.


              The investors of the Series A Preferred Stock were also issued Series A and B warrants to purchase common stock. A Series C warrant was also issued to a third party as a finders fee. Series A warrants allow their holders to purchase up to an aggregate of 71,069 shares of common stock at a weighted average price of $34.53 per share (125% of the closing bid price of the common stock on the day prior to the closing of the purchase agreement) at any time through the fifth anniversary of the closing. Series B warrants allow their holders to purchase up to an aggregate of 47,380 shares of common stock at a weighted average of $41.44, through the expiration date. Series C warrants allow their holders to purchase up to 189,000 shares of common stock at a weighted average price of $29.01 per share through the fifth anniversary of the warrant issue. The total number of shares of common stock issuable upon the exercise of these outstanding warrants, as of September 30, 1999, was 307,449.

             NOTE 2 - Stock Options

              The Company measures compensation expense for its stock-based employee compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and provides pro forma disclosures of net income and net income per share as if the fair value based method prescribed by Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, had been applied in measuring compensation expense.

              During the interim period ended September 30, 1999, 444,000 shares of the company's common stock have been reserved for issuance to employees, directors, or consultants under terms and provisions established by the Board of Directors. Nonstatutory options may be granted to employees, directors and consultants, at prices determined by the Board of Directors. The options generally vest at a rate of at least 33% per year and expire three and a half years from the date of grant.

              The intrinsic value of the options granted during the interim period ended September 30, 1999 was $3,322,550. Of this amount, $517,083 has been amortized to date and $2,805,467 is being carried forward as deferred compensation. The total intrinsic value of $3,322,550 is being recognized as an expense ratably over the vesting period of the options.

              The following table summarizes the additional shares of common stock that may be issued upon the exercise of outstanding share options for the interim period ended September 30, 1999:

                                                                     Weighted
                                                  Number             Average
                                                  Of                 Exercise
                                                  Shares             Price
                                                -------------     --------------
   Outstanding at December 31, 1997                        -      $           -

   Granted                                                 -                  -

   Exercised                                               -                  -

   Forfeited                                               -                  -
                                                -------------     --------------
   Outstanding at December 31, 1998                        -                  -
   Granted                                           444,000               0.10
   Exercised                                           4,000               0.10
   Forfeited                                               -                  -
                                                -------------     --------------
   Outstanding at September 30, 1999                 440,000               0.10
                                                =============     ==============
   Options exercisable at September 30, 1999         111,833               0.10
                                                =============     ==============

              SFAS 123 pro forma disclosure

              The Company's pro forma net loss before the deduction for dividends and accretion would have been $2,344,394 for the interim period ended September 30, 1999, if compensation expense had been measured under the fair value method prescribed by SFAS 123. The Company's pro forma net loss for the interim period ended
              September 30, 1998 would not have changed under the fair value method. The Company's pro forma basic and diluted net loss per share for the interim period ended September 30, 1999, would have been $0.723 if compensation expense had been measured under the fair value method and would not have changed for the interim period ended September 30, 1998. See NOTE 4 for loss per share discussion.

              The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions in 1999:

             NOTE 2 - Stock Options (continued)


              Risk-free interest rate                     6.50%
              Expected life (in years)                   3.5 years
              Dividend yield                                0%
              Expected volatility                          50%


              The weighted average expected life was calculated based on the vesting period and the exercise behavior. The risk-free interest rate was calculated in accordance with the grant date and expected life.

              The  options  outstanding  and  currently   exercisable  price  at
              September 30, 1999 are as follows:

                                                                                         Options Currently
                                           Options Outstanding                               Exercisable
                                       ----------------------------------------   ----------------------------------------------
                                       Weighted
                                       Average                Weighted                             Weighted
                                       Remaining              Average                              Average
     Exercisable          Number       Contractual            Exercise                Options      Exercisable
        Prices         Outstanding     Life (years)                Price            Exercisable           Price
        ------         -----------     ------------                -----            -----------           -----
        $0.10            440,000                2.94               $0.10              111,833             $0.10

             NOTE 3 - Warrants Issued for Services

             In January 1999, the Company issued warrants to purchase 200,000 shares of the company's Common Stock to their Investor Relations consultant. The warrants have an exercise price of $5.00 per share and vest quarterly over a one-year term. The fair value of the warrants is reflected as deferred professional services and is being recognized as an expense ratably over the consultant's one-year term of service.

             The fair value of the warrants granted during January 1999 was $258,000. Of this amount, $193,500 has been amortized to date and $64,500 is being carried forward as deferred professional services. The total fair value of $258,000 is being amortized over a one-year term.

             The following table summarizes the warrant activity during the Interim period ended September 30, 1999:


                                                                Weighted Average
                                                                      Exercise
                                              Number of Shares         Price
                                                -------------      -------------
Outstanding at December 31, 1997                           -                  -
Granted                                                    -                  -
Exercised                                                  -                  -
Forfeited                                                  -                  -
                                                -------------      -------------

Outstanding at December 31, 1998                           -                  -
Granted                                              200,000               5.00
Exercised                                                 -                   -
Forfeited                                                 -                   -
Outstanding at September 30, 1999                    200,000               5.00
                                                =============      =============

Warrants exercisable at September 30, 1999           150,000               5.00
                                                =============      =============

Weighted Average Fair Value of Warrants
granted during the year ended:

December 31, 1997                               $          -
                                                =============
December 31,1998                                $          -
                                                =============
September 30, 1999                              $        1.29
                                                =============



              NOTE 4 - Loss Per Share

              Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding preferred shares using the "if-converted" method, assumed net-share settlement of common stock structured repurchases, and outstanding stock options using the "treasury stock" method. Since the company has a loss for the interim periods shown and the inclusion of additional potential common shares is antidilutive, the calculation for basic and dilutive is the same. Potentially dilutive shares are shown, however, since these could potentially dilute basic earningt per share in the future.

              The components of basic and diluted loss per share were as follows:

Interim Period Ended September 30                             1999          1998
Net loss                                              $ (2,343,308)   $(115,120)
Preferred stock dividends and accretion (NOTE 1)         6,239,007            -
________________________________________________________________________________
Net loss attributable to common shareholders          $ (8,582,314)   $(115,120)
________________________________________________________________________________
Average outstanding shares of common stock              11,877,647    3,827,886
Potentially dilutive effect of:                                  -            -
                         Stock options                     254,086            -
                         Preferred stock                   535,460            -
                         Preferred stock-Reset
                         shares (NOTE 1)                   219,992            -
                         Warrants for services              88,563            -
                         Warrants A, B, & C                262,469            -
________________________________________________________________________________
Common stock and common equivalents that are
potentially dilutive                                    13,238,217    3,827,886
________________________________________________________________________________
Earnings per share
________________________________________________________________________________
                         Basic and Diluted            $    (0.723)       (0.030)

We have not  authorized any dealer,
salesperson or other person to give
any    information   or   represent
anything  not   contained  in  this                   2,689,447 SHARES
prospectus.  You  must  not rely on
any unauthorized information.  This
prospectus  does not  offer to sell
or   buy   any    shares   in   any
jurisdiction  where it is unlawful.
The  information in this prospectus
is current only as of its date.

                                                    WORDCRUNCHER INTERNET
                                                     TECHNOLOGIES, INC.


                                           -------------------------------------
                                                         PROSPECTUS
                                           -------------------------------------











TABLE OF CONTENTS ON PAGE 2                              December 1999

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13.  Other Expenses Of Issuance And Distribution

         The following table sets forth the expenses payable by us in connection with the sale of the shares. All the amounts shown are estimates except for the registration fee:

         Securities and Exchange  Commission  Registration Fee . . . . .$ 3,837
         NASDAQ  Fees  . . . . . . . . . . . . . . . . . . . . . . . . .$ 6,000
         Printing and  Engraving  Expenses . . . . . . . . . . . . . . $ 10,000
         Legal and  Accounting  Fees and  Expenses . . . . . . . . . . $ 50,000
         Blue Sky Qualification  Fees and Expenses . . . . . . . . . . $ 15,000
         Transfer  Agent and Registrar Fees and Expenses . . . . . . .  $ 3,000
         Miscellaneous  .  . . . . . . . . . . . . . . . . . . . . . . .$ 1,500
                                                                       =========
         Total:                                                          $89,337


Item 14.  Indemnification of Directors and Officers

         Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Item 15.  Recent Sales of Unregistered Securities

         The following discussion describes all securities we have sold within the past three years without registration:

         On May 16, 1997 we issued 1,500,000 shares of common stock for $1,500 in cash to Carol N. Purcell and Wilford Purcell, the founders of Dumanis, Inc. Beginning on May 15 and ending on June 11, 1997 we sold 1,500,000 shares of common stock at $.05 per share, for an aggregate offering amount of $75,000 pursuant to Rule 504 of Regulation D of the Securities Act. On July 14, 1998, the Company issued an aggregate of 2,433,334 shares of common stock to the stockholders of WordCruncher Publishing in a merger of that company into ours. On July 1, 1998, we issued 13,500 shares of common stock, valued at $12,960, to
M. Daniel Lunt, one of our officers and directors, in satisfaction of a note we issued to Mr. Lunt. On October 30, 1998 we issued an aggregate of 39,000 shares of common stock, for $70,200, to four individuals in consideration for services they provided to us. Specifically, 29,000 restricted shares were issued to Timothy J. Riker, 5,000 shares to Peter T. Stoop, and 5,000 shares to Robert J. Stevens. On December 29, 1998, we issued 13,000 shares of common stock to Jeffrey B. Peterson to acquire certain intellectual property rights held by Mr. Peterson. We valued those shares at $35,000. In November 1998, we issued 25,000 shares of common stock to Universal Business Insurance in satisfaction of insurance premiums we owed to it. We valued those shares at $25,000. On February 8 and March 15, 1999, we issued an aggregate of 6,300 shares of Series A Preferred Stock to eight persons pursuant to a purchase agreement. The Series A Preferred Stock was issued for an aggregate of $6.3 million.

         In connection with each of these isolated issuances of our securities, we believe that each purchaser (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws,
(iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition and (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer. We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

         Exhibit Number        Description


             2.1**      Agreement and Plan of Reorganization between the Company
                        and WordCruncher  Publishing  Technologies,  Inc., dated
                        July 14 1998
             3.1**      Articles of Incorporation of the Company
             3.2**      Articles of Merger, filed June 20, 1998
             3.3**      Articles of Merger, filed July 15, 1998
             3.4**      Articles of Merger
             3.5**      Certificate of Amendment, filed February 1, 1999
             3.6**      Bylaws of the Company
             4.1**      Reference is made to Exhibit 3.4
             4.2**      Specimen of Common Stock Certificate
             5.1*       Opinion of Parsons Behle & Latimer
             10.1**     Lease  between  the  Company  and SLT  III,  LLC,  dated
                        December 24, 1998
             10.2**     License  Agreement between the Company and Brigham Young
                        University, dated February 14, 1997
             10.3**     Purchase  Agreement  between  the Company and Jeffrey B.
                        Petersen, dated December 28, 1998
             10.4**     Employment  Agreement between the Company and Kenneth W.
                        Bell, dated September 1, 1998
             10.5**     Employment  Agreement  between  the Company and James W.
                        Johnston, dated September 1, 1998
             10.6**     Employment  Agreement  between the Company and M. Daniel
                        Lunt, dated September 1, 1998
             10.7**     Employment  Agreement  between  the Company and Peter T.
                        Stoop
             10.8**     Preferred Stock Purchase  Agreement  between the Company
                        and certain Series A Preferred investors, dated February
                        8, 1999

             10.9**     Letter  Amendment  Regarding  Preferred  Stock  Purchase
                        Agreement, dated April 21, 1999
             10.10**    Escrow  Agreement  among the Company,  the Goldstein Law
                        Group and certain  Series A Preferred  Investors,  dated
                        February 8, 1999
             10.11**    Registration  Rights  Agreement  among the  Company  and
                        certain Series A Preferred Investors,  dated February 8,
                        1999
             10.12**    Form of  Warrant  issued to certain  Series A  Preferred
                        Investors on February 8, 1999
             10.13**    Warrant  issued to Placement  Agent,  dated  February 8,
                        1999
             10.14**    Dataware License Agreement, dated July 1999
             10.15**    Pittard Sullivan Contract, dated July 1999
             10.16**    Digital Boardwalk Agreement, dated July 1999
             10.17**    Acsiom, Inc. Consulting Agreement, dated July 1999
             11.11**    Statement re computation of earnings per share
             23.1*      Consent of Parsons Behle & Latimer
             23.2*      Consent of Crouch, Bierwolf & Chisholm
             24.1**     Power of Attorney (see signature page)
             27.1*      Financial Data Schedule
_________________________
*     Filed herewith
**   Previously filed





Item 17.  Undertakings

         Pursuant to Rule 415, the undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on December 6, 1999.




WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
a Nevada Corporation



By:       /s/
   -----------------------------------------------
      M.  Daniel Lunt
      President, Chief Executive Officer, Director

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Daniel Lunt and Kenneth W. Bell, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including posteffective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



By:      /s/                                               Date:  April 29, 1999
   ------------------------------------------
   James W.  Johnston
   Chairman of the Board, Executive Vice President


By:      /s/                                               Date:  April 29, 1999
   -------------------------------------------
   Kenneth W.  Bell
   Senior Vice President, Chief Financial Officer,
   Treasurer, Secretary, Director


By:     /s/                                                Date:  April 29, 1999
   -------------------------------------------
   M. Daniel Lunt
   President, Chief Executive Officer, Director